Exhibit 10.7

CONFIDENTIAL

PURCHASE AGREEMENT

by and between

MESOBLAST INTERNATIONAL SÀRL

(“MSB”)

and

OSIRIS THERAPEUTICS, INC.

(“OTI”)

DATED AS OF OCTOBER 10, 2013

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TABLE OF CONTENTS

(continued)

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EXHIBITS

Exhibit 3.1	Closing and Contingent Consideration
Exhibit 3.2	Earnout
Exhibit 3.4	Tax Allocation
Exhibit 6.5	Licenses Back
Exhibit A	[Intentionally Omitted]
Exhibit B	Assumption Agreement
Exhibit C	Bill of Sale
Exhibit D	General Assignment
Exhibit E	Intellectual Property Assignment
Exhibit F	Restriction Agreement
Exhibit G	Transition Services Agreement
SCHEDULES
Schedule 1.1-A	Assigned Books and Records
Schedule 1.1-B	Assigned Contracts
Schedule 1.1-C	Assigned Domain Names
Schedule 1.1-D	[Intentionally Omitted]
Schedule 1.1-E	Assigned Patents
Schedule 1.1-F	Assigned Regulatory Materials and Authorizations
Schedule 1.1-G	Assigned Trademarks
Schedule 1.1-H	Inventory
Schedule 1.1-I	IP In-Licenses
Schedule 1.1-J	IP Out-Licenses
Schedule 1.1-K	Certain Permitted Liens
Schedule 1.1-L	Tangible Personal Property
Schedule 4.2(a)(iv)	Third Person Consents
Schedule 4.2(a)(vii)	Liens
Disclosure Schedules

-iii-

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (this “Agreement”) is entered into as of October 10, 2013, by and between Mesoblast International Sàrl, a Swiss société à responsabilité limitée, having an address at Route de Pre-Bois 20, c/o Accounting & Management Service SA, 1217 Meyrin, Switzerland (“MSB”) and Osiris Therapeutics, Inc., a Maryland corporation (“OTI”). MSB and OTI are each referred to individually as a “Party” and together as the “Parties”.

WITNESSETH:

WHEREAS, OTI owns the Business (as defined below) and as part thereof is developing and owns certain rights and assets related to ceMSCs and Products incorporating ceMSCs (each as defined below);

WHEREAS, OTI desires to sell certain assets to MSB, which together comprise all of the assets used in the Business; and

WHEREAS, each of the Board of Directors of OTI and the Board of Directors of MSB has approved the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the mutual promises contained herein and intending to be legally bound, the Parties agree as follows:

ARTICLE 1

Definitions / Interpretation

1.1 Certain Definitions. Whenever used in this Agreement with an initial capital letter, the terms defined in this Article 1 and elsewhere in this Agreement, whether used in the singular or plural, shall have the meanings specified:

“Acquired Assets” means all right, title and interest in and to all of OTI’s assets, properties and rights related to, held or used for the conduct of the Business, including the following:

(a) the Assigned Books and Records;

(b) the Assigned Contracts;

(c) the Assigned Intellectual Property;

(d) the Assigned Regulatory Materials and Authorizations;

(e) the Inventory;

(f) the Tangible Personal Property;

(g) with respect to the Business; and

(h) all rights, claims, credits, causes of action or rights of set-off and other similar rights against third Persons to the extent relating to or arising from the Business or the Assumed Liabilities, including unliquidated rights under manufacturers’ and vendors’ warranties;

together in the case of each of (a), (c), (d) and (f) any and all Copyrights of OTI associated therewith or embodied therein, and in the case of each of (a), (b), (c), (d), (e) and (f) any and all Know-How associated therewith or embodied therein.

“Action” or “Actions” means any lawsuit, claim, litigation, audit, investigation, mediation, legal proceeding, administrative enforcement proceeding or arbitration proceeding by or before any Person.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with that Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person or group of Persons, means (a) possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the Person, whether through the ownership of voting securities or by contract or (b) direct or indirect beneficial ownership of at least fifty percent (50%) (or such lesser percentage which is the maximum allowed to be owned by a foreign entity in a particular jurisdiction) of the voting stock or other ownership interest in such corporation or other entity.

“Annual Net Sales” means, with respect to a particular calendar year, total Net Sales during such period.

“Assigned Books and Records” means all Books and Records of OTI related to, used or held for use in or generated from the conduct of the Business as listed on Schedule 1.1-A.

“Assigned Contracts” means all Contracts to which OTI is a party and which are related to, used or held for use in the Business or by which any other Acquired Assets are bound as listed on Schedule 1.1-B and includes all IP In-Licenses and IP Out-Licenses.

“Assigned Domain Names” means all Domain Names of OTI related to, used or held for use in the Business listed on Schedule 1.1-C, together with all goodwill associated with such Domain Names.

“Assigned Intellectual Property” means individually and collectively, (a) the Assigned Domain Names, (b) the Assigned Patents, (c) the Assigned Trademarks and in each case (a), (b) and (c) all rights (i) to file for and prosecute applications for the same and (ii) with respect to causes of action and enforcement thereof including rights to pursue damages, injunctive relief of other remedies with respect thereto.

“Assigned Patents” means all Patents owned by OTI claiming subject matter related to, used or held for use in or generated from the conduct of the Business as listed on Schedule 1.1-E.

“Assigned Regulatory Materials and Authorizations” means all Regulatory Materials and Authorizations owned by OTI related to, used or held for use in or generated from the conduct of the Business as listed on Schedule 1.1-F.

“Assigned Trademarks” means those Trademarks listed on Schedule 1.1-G, together with all goodwill associated with such Trademarks. For clarity, the Assigned Trademarks exclude the name “Osiris Therapeutics, Inc.” or “Osiris” and any and all derivatives thereof.

“Assumed Liabilities” means all Liabilities arising out of or relating to the Business or the Acquired Assets for periods from and after the Closing Date; provided that (a) with respect to any Acquired Asset (i) which is not a Scheduled Asset or (ii) is a Scheduled Asset but not delivered to MSB as provided in Section 6.1(a), OTI shall retain all Liabilities arising out of or relating to such Acquired Asset until such Acquired Asset is delivered to MSB or its designee (whether pursuant to Section 6.1(a), 6.1(b) or 6.3(d), and (b) if OTI retains possession of any Non-Assignable Asset, OTI shall retain all Liabilities arising out of relating to such Non-Assignable Asset until such Non-Assignable Asset is delivered to MSB or its designee (the “Retained Liabilities”). For clarity, Assumed Liabilities shall not include any Excluded Liabilities.

“Assumption Agreement” means the Assumption Agreement between the Parties substantially in the form attached hereto as Exhibit B.

“ASX” means the Australian Stock Exchange.

“Bill of Sale” means the Bill of Sale in the form of Exhibit C.

“Books and Records” means all books, files, papers, correspondence, databases, electronic files, documents and records in whatever medium, and whether original or copy, including the following (in each case to the extent the following exist): all records with respect to supply sources; all pre-clinical, clinical, research and process development data (including investigator brochures, results and reports relating to products or of any materials used in the research, development, manufacture, marketing, sale or other commercialization of products (including all raw data, compilations and reports, all case report forms)); clinical safety and efficacy reports and corresponding safety databases; all market research data, market intelligence reports, statistical programs used for marketing, sales, research or development; clinical trial budgets and forecasts; clinical trial expenditure reports for costs incurred to date over the trial life; supplier listing for invoicing purposes; sales forecasting models, medical education materials, web site content and advertising and display materials; market/marketing studies, pricing/discount studies and plans, launch plans, promotional and marketing materials, sales force plans and training materials, customer lists; manufacturing records, sampling records (including retained samples), standard operating procedures and batch records, related to manufacturing processes (including analytical and quality control data and stability data, other chemistry, manufacturing, and control (CMC) data); all laboratory notebooks relating to products or relating to their biological, physiological, mechanical or other properties or compositions; all adverse experience reports and files related thereto (including source documentation) and all periodic adverse experience reports and all data contained in electronic databases relating to periodic adverse experience reports; all analytical and quality control data; and all correspondence, minutes or other communications with any Governmental or Regulatory Authority); all advertising materials, training materials, product data, price lists, mailing lists, sales materials, marketing information, promotion and marketing materials, artwork for the production of packaging components, sales order files, distributor files, product files, purchase order files, customer lists, supplier lists, business files. Books and Records shall exclude Regulatory Materials and Authorizations.

“Business” means the business and activities comprising the research, study, development (including non-clinical, preclinical and clinical development), manufacture (including non-GMP and GMP manufacture), distribution, marketing, sale, promotion, and commercialization of Products or the exploitation of assets related thereto conducted by or on behalf of OTI.

“Business Day” means a day, other than a Saturday, Sunday or national holiday, on which commercial banks in the State of New York and Melbourne, Australia are open for the transaction of commercial banking business.

“ceMSC” means any and all culture expanded mesenchymal stem cells.

“Closing” means the consummation of the purchase and sale transaction described in Section 2.1.

“Closing Consideration” means an amount in cash equal to $16.5 million, which amount reflects the consideration of $20.0 million which was agreed to be paid upon Closing for the Acquired Assets and other obligations of OTI hereunder less the $3.5 million already paid prior to the date hereof pursuant that certain Amended and Restated Letter of Intent with respect to a Collaboration and Asset Transfer Agreement between Mesoblast Limited and OTI dated August 5, 2013, as amended (the “LOI”).

“Combination Product” means an Earnout Product that incorporates at least one clinically active or other component with independent value in addition to ceMSCs contained therein. All references to “Earnout Product” in this Agreement shall be deemed to include Combination Products.

“Contract” means any written or oral contract, agreement or instrument, including development agreements, clinical trial agreements, supply agreements, licenses, purchase orders, sale orders, customer agreements, subcontracts, leases of personal property, notes, guarantees, pledges or conditional sales agreements to which the Person referred to is a Party or by which any of its assets may be bound.

“Copyrights” has the meaning set forth in Paragraph (a) of the definition of Intellectual Property.

“Corporations Act” means the Corporations Act 2001 (Cth).

“Damages” means all damages, losses, injuries, penalties, fines, forfeitures, assessments, claims, suits, proceedings, investigations, actions, demands, causes of action, judgments, awards, Taxes, charges, costs and expenses of any nature (including court costs, reasonable legal, accountants’, consultants’ and experts’ fees).

“Dollars” means the legal currency of the United States of America.

“Domain Names” has the meaning set forth in Paragraph (b) of the definition of Intellectual Property.

“Earnout Product” means any Product the Marketing Authorization for which references or incorporates safety, efficacy or manufacturing data included within any Assigned Regulatory Materials and Authorizations transferred to MSB hereunder, other than the mere citation of publicly available data as part of a general literature review of the stem cell field.

“Excluded Assets” means all of OTI’s assets other than the Acquired Assets, including without limitation all of OTI’s right, title and interest in and to the following:

(a) all cash, rights in bank accounts, certificates of deposit, bank deposits, cash equivalents, investment securities and checks or other payments received by OTI (including received in lock boxes) by the Closing Date;

(b) originals of all of OTI’s Tax Returns and records (provided that MSB shall be entitled to copies thereof, excluding Income Tax Returns, for the previous three (3) years to the extent relevant to the Business or Acquired Assets), any rights to tax refunds or credits with respect to Taxes paid by OTI and any tax deposits or prepayments made by OTI, whether or not used or related to the Business;

(c) OTI’s rights under this Agreement and the Related Agreements;

(d) OTI’s rights under any Contract other than the Assigned Contracts;

(e) the Excluded Books and Records;

(f) all receivables resulting from the sale of Product prior to Closing Date;

(g) all interests in real property; and

(h) all of OTI’s insurance policies and insurance contracts and all rights thereunder (including the right to make claims thereunder and to the proceeds thereof).

“Excluded Books and Records” means all Books and Records other than the Assigned Books and Records, including all minute books and all Books and Records that do not relate to the Business, the Acquired Assets or the Assumed Liabilities.

“Excluded Business” means the business and activities of OTI as of the date hereof other than the business.

“Excluded Liabilities” means the following Liabilities of OTI:

(a) all Liabilities arising out of or relating to the Excluded Business;

(b) all Retained Liabilities;

(c) all Liabilities of OTI for borrowed money and guaranties or accounts payable of OTI of indebtedness or obligations of any Person;

(d) all Liabilities of OTI for Taxes, including Income Taxes for any Tax period or portion thereof, and all Taxes relating or attributable to the Business or Acquired Assets for any Tax period or portion thereof ending on or prior to the Closing Date;

(e) all Liabilities arising from any Action with any Governmental or Regulatory Authority involving OTI or the Business, whether arising prior to or pending on the Closing Date, and all Liabilities arising from any Action whether instituted or threatened prior to or after the Closing, arising out of the conduct of the Business prior to and including the Closing Date;

(f) all Liabilities related to real property and leases thereof;

(g) all Liabilities related to any environmental matters including arising from hazardous materials, contaminants or contaminations (including any exposures of any of the foregoing) or violations of environmental Laws;

(h) all Liabilities related to any employees of OTI;

(i) all Liabilities related to the Excluded Assets, including any Liabilities arising under any Contract that is not an Assigned Contract;

(j) all Liabilities for breaches of any Assigned Contracts on or prior to the Closing Date or any Liability for payments or amounts due under any Assigned Contract on or prior to the Closing Date or any Liabilities for breaches of any Contract to which OTI is a Party that is not an Assigned Contract arising at any time;

(k) all Liabilities of OTI arising from accidents, occurrences, misconduct, negligence, non-compliance with applicable law, breach of fiduciary duty or statements made or omitted to be made, whether or not covered by insurance, on or prior to the Closing Date; and

(l) all Liabilities related to the conduct of the Business or use or ownership of the Acquired Assets prior to the Closing Date.

For clarity, Excluded Liabilities shall not include any Assumed Liabilities.

“FTC” means the U.S. Federal Trade Commission.

“GAAP” means general accepted accounting principles in the United States.

“General Assignment” means the General Assignment substantially in the form attached hereto as Exhibit D.

“Governmental or Regulatory Authority” means any U.S. or non-U.S. federal, state, local or other governmental, administrative or regulatory (including self-regulatory) authority, body, agency, court, tribunal or similar entity, including any taxing authority, including any work council or similar labor entity or any instrumentality of any of the foregoing, including the U.S. Food and Drug Administration.

“Income Tax” means any Tax based on, or measured by reference to, income (and franchise taxes in lieu thereof) whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall also include any interest, penalties or additions to tax in respect to any Income Tax.

“Income Tax Returns” means all Tax Returns relating to Income Taxes.

“Intellectual Property” means any and all of the following in any jurisdiction throughout the world, by whatever name or term known or designated, tangible or intangible, presently or hereafter existing, to the extent that the following are legally recognizable and protectable rights:

(a) works of authorship and other copyrightable works, all copyrights and moral rights, and all applications, registrations and renewals in connection therewith (collectively “Copyrights”);

(b) internet domain names and uniform resource locators (URLs) together with all translations, adaptations, derivations, and combinations thereof as well as all applications, registrations and renewals in connection therewith (collectively “Domain Names”);

(c) patents and patent applications and disclosures relating thereto (and any patents that issue as a result of those patent applications), and any provisionals, continuations, continuations-in-part, divisions, substitutions, renewals, reissues, reexaminations, and extensions relating to any of the patents and patent applications, as well as all related foreign patent and patent applications that are counterparts to such patents and patent applications (collectively, “Patents”);

(d) trademarks, service marks, brand names, logos, trade dress, together with all translations, adaptations, derivations, and combinations thereof as well as all applications, registrations and renewals in connection therewith (collectively “Trademarks”);

(e) trade secrets and other rights in confidential or proprietary information (including ideas, research and development, recipes, know-how, formulae, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, business and marketing plans and proposals), technologies, processes, formulae, algorithms, industrial models, architectures, layouts, look-and-feel, designs, specifications, methodologies, software or software applications (including source code, object code, other executable code, scripts, interfaces, data, databases, websites, firmware and related documentation) that (i) derive economic value from not being generally known to, and not being readily ascertainable by proper means, by other persons who can obtain economic value from their disclosure or use, and (ii) are the subject of reasonable effort to maintain its secrecy;

(f) patented and unpatented inventions (including, inventions in patent applications for which claims have been filed, inventions in patent applications for which no claims have been filed, and inventions for which no patent has been filed; whether patentable or unpatentable and whether or not reduced to practice);

(g) technical or business information, know-how, processes, procedures, compositions, devices, methods, formulas, protocols, techniques, software, designs, drawings, data, or other information related to the research, manufacture, preparation, development or commercialization of a product or technology, whether or not embodied in any documentation or other tangible materials (collectively “Know-How” If Know-How is embodied in tangible materials, including biological materials, chemicals or the like, such tangible materials shall be deemed included within the Know-How; and

(h) any improvements to any of the foregoing.

“Intellectual Property Assignment” means the Intellectual Property Assignment substantially in the form attached hereto as Exhibit E.

“Inventory” means all inventory relating to the Business owned by OTI as of the date hereof, including all inventories of raw and pack materials, work-in-process, finished Product, warehoused stock, supplies and packaging materials for any Product as listed on Schedule 1.1-H.

“IP In-License” means all Contracts pursuant to which OTI has obtained from a third Person a license, sublicense or other right (whether royalty-bearing or non-royalty-bearing or perfected or inchoate) as identified in Schedule 1.1-I.

“IP Out-License” means all Contracts pursuant to which OTI has granted to a third Person a license, sublicense or other right (whether royalty-bearing or non-royalty-bearing or perfected or inchoate) as identified in Schedule 1.1-J.

“Know-How” has the meaning set forth in Paragraph (g) of the definition of Intellectual Property.

“Knowledge” means (a) with respect to OTI, all such facts, circumstances or other information, of which Aziz Ahmad, Linda Custer, Alla Danikovitch, Lode Debrabandere, Heather Hill, Doug Jacobstein, Philip R. Jacoby, Jr., C. Randal Mills, Farrell Newman or Michelle LeRoux

Williams (i) is actually aware or (ii) could have known had such Person made reasonable inquiry and investigation; and (b) with respect to MSB, all such facts, circumstances or other information, of which MSB (A) is actually aware or (B) could have known had MSB made reasonable inquiry and investigation.

“Laws” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental or Regulatory Authority.

“Liability” or “Liabilities” means, with respect to any Person, any liability or obligation of any kind (whether known or unknown, contingent, accrued, due or to become due, secured or unsecured, matured or otherwise), including accounts payable, royalties payable, and other reserves, accrued bonuses and commissions, accrued vacation and any other form of leave, termination payment obligations, employee expense obligations and all other liabilities and obligations of such Person or any of its subsidiaries or Affiliates, regardless of whether such liabilities or obligations are required to be reflected on a balance sheet in accordance with GAAP.

“Lien” means any lien, statutory lien, pledge, mortgage, security interest, charge, claim, encumbrance, restriction on use or transfer or easement of any kind or nature.

“Listing Rules” means the official listing rules of the ASX.

“Marketing Authorization” means all approvals from the relevant Governmental or Regulatory Authority necessary to initiate marketing and selling a product (including a Product) in the particular country. For clarity, in any country where necessary to initiate marketing and selling of a product in such country, Marketing Authorization shall include pricing or reimbursement approval.

“Mesoblast Limited” means Mesoblast Limited ACN 109 431 870 a company incorporated under the Corporations Act.

“MSB Ordinary Share” means a fully paid ordinary share in the capital of Mesoblast Limited.

“Net Sales” means the gross amount invoiced for sales of Earnout Products (but for clarity, not other Products) by MSB and sublicensees, less the following items to the extent such items are actually taken or incurred and customary under industry practices:

(a) credits or allowances granted upon returns, rejections or recalls (due to spoilage, damage, expiration of useful life or otherwise), retroactive price reductions, or billing corrections;

(b) invoiced freight, postage, shipping and insurance, handling and other transportation costs actually incurred;

(c) Taxes (including without limitation sales, value-added or excise taxes, but excluding Incomes Taxes and withholding taxes), tariffs, customs duties, surcharges and other governmental charges incurred in connection with the production, sale, transportation, delivery, use, exportation or importation of Product that are incurred at time of commercial sale or are directly related to the commercial sale;

(d) allowances for bad debt; or

(e) quantity discounts, standard and customary cash discounts in the ordinary course of business, or other trade discounts, refunds, rebates, charge backs, fees, credits or allowances, including without limitation amounts incurred in connection with government mandated rebate and discount programs, and distribution fees to third parties, invoiced or incurred and which effectively reduce the selling price.

Each of the foregoing deductions shall be determined as incurred in the ordinary course of business in type and amount consistent with good industry practice and in accordance with GAAP or other applicable accounting principles on a basis consistent with MSB’s audited consolidated financial statements.

In the event an Earnout Product is sold as a Combination Product, Net Sales will be calculated as follows:

(i) If the ceMSCs (in the same formulation and dosage) and the other component(s) contained in such Combination Product are sold separately, Net Sales of the Earnout Product will be calculated by multiplying the total Net Sales of the Combination Product by the fraction A/(A+B), wherein A is the average gross selling price in the applicable country of the ceMSCs sold separately in the same formulation and dosage, and B is the sum of the average gross selling prices in the applicable country of all other components in the Combination Product sold separately, during the applicable calendar quarter.

(ii) If the average gross selling price of the other component(s) cannot be determined, Net Sales will be calculated by multiplying the Net Sales of the Combination Product by the fraction A/C wherein A is the average gross selling price of the ceMSCs (in the same formulation and dosage) and C is the average gross selling price of the Combination Product, during the applicable calendar quarter.

(iii) If the average gross selling price of the ceMSCs (in the same formulation and dosage) cannot be determined, Net Sales of the Combination Product will be calculated by multiplying the Net Sales of the Combination Product by: one (1) minus B/C wherein B is the average gross selling price of the other components(s) and C is the average gross selling price of the Combination Product, during the applicable calendar quarter.

(iv) If the average gross selling price of neither the ceMSCs (in the same formulation and dosage) nor the other component(s) can be determined, Net Sales of the Combination Product will be calculated as mutually agreed based on good faith negotiations.

“Order” means and includes any writ, law, rule, regulation, judgment, executive order or decree, injunction, ruling or other order, whether temporary, preliminary or permanent enacted, issued, promulgated, enforced or entered by any Governmental or Regulatory Authority.

“Ordinary Course” means the ordinary course of business consistent with past custom and practice of OTI.

“Organizational Document” means (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) operating agreement, limited liability company agreement, or similar document governing a limited liability company; (c) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (d) any amendment to any of the foregoing.

“Patents” has the meaning set forth in Paragraph (c) of the definition of Intellectual Property.

“Permitted Liens” means (a) Liens for Taxes, assessments and other charges of Governmental or Regulatory Authorities not yet due and payable, (b) mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’ or other like Liens arising or incurred in the Ordinary Course or by operation of law, and (c) Liens set forth on Schedule 1.1-K.

“Person” means any natural person, corporation, general partnership, limited partnership, limited liability partnership, limited liability company, proprietorship, other business organization, trust, government, Governmental or Regulatory Authority, court or arbitrator, or any other entity whatsoever, including any business unit thereof.

“Product” means any and all bulk and finished preparations (including any and all formulations, forms and dosage strengths) of ceMSCs or a product containing ceMSCs, including those products that OTI is developing or commercializing as Prochymal® (such product that is being developed or commercialized under the Prochymal trademark as of the Closing, the “Prochymal Product”) or Chondrogen™.

“Regulatory Materials and Authorizations” means (a) all material regulatory applications, submissions, notifications, communications, correspondence, registrations, protocols or other filings made or submitted to and all resulting permits, approvals, authorizations or clearances, received from any Governmental or Regulatory Authority (including minutes of meeting with Governmental or Regulatory Authority) that are necessary or used (i) in the conduct of the Business or (ii) to obtain and maintain any material approval for the research, study, development, manufacture, marketing, sale or other commercialization of any Product (including Marketing Authorizations and applicable approvals of labeling, price and reimbursement for such therapeutic product) (collectively, “Regulatory Authorizations”); and (b) all material files related to any Regulatory Authorization, including dossiers, reports, data and other written materials filed as part of or referenced in any Regulatory Authorization.

“Related Agreements” means the Assumption Agreement, the General Assignment, the Intellectual Property Assignment and the Transition Services Agreement.

“Representatives” means, with respect to any Person, the directors, officers, employees, financial advisors, attorneys, accountants, consultants, agents and other authorized representatives of such Person, acting in such capacity.

“Restriction Agreement” means the agreement restricting dealing in MSB Ordinary Shares to be entered into by OTI and Mesoblast Limited in the form of Exhibit F.

“Scheduled Assets” means, collectively, those Books and Records listed on Schedule 1.1-A, Contracts listed on Schedule 1.1-B, Domain Names listed on Schedule 1.1-C, Patents listed on Schedule 1.1-E, Regulatory Materials and Authorizations listed on Schedule 1.1-F, Trademarks listed on Schedule 1.1-G, Inventory listed on Schedule 1.1-H, and Tangible Personal Property listed on Schedule 1.1-L.

“Shared Books and Records” means all Books and Records that relate to the Acquired Assets, Assumed Liabilities or the Business and that also relate to the Excluded Assets, Excluded Liabilities or Excluded Business as of or prior to the Closing Date.

“Tangible Personal Property” means the property listed on Schedule 1.1-L.

“Tax” or, collectively, “Taxes” means (a) any and all federal, state, local and other taxes assessed or payable in any jurisdiction, assessments and other similar charges, withholdings, duties, impositions, installments and Liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, capital and value added, goods and services, ad valorem, transfer (including real estate transfer), franchise, withholding, payroll, recapture, employment, escheat, excise and property taxes as well as public imposts, fees and social security charges (including health, unemployment, workers’ compensation insurance), together with all interest, penalties and additions imposed with respect to such amounts, (b) any Liability for the payment of any amounts of the type described in clause (a) as a result of being (or ceasing to be) a member of an affiliated, consolidated, combined, unitary, or similar group for any Tax period, and (c) any Liability for the payment of any amounts of the type described in clauses (a) or (b) above as a result of any express or implied obligation to indemnify any other Person or as a result of any obligation under any agreement or arrangement with any other Person with respect to such amounts and including any Liability or taxes of a predecessor or transferor or otherwise by operation of law.

“Tax Return” means all federal, state, local, provincial and other returns, declarations, claims for refunds, forms, statements, reports, schedules, information returns or similar statements or documents and any amendments thereof (including any related or supporting information or schedule attached thereto) filed or required to be filed with any taxing authority in any jurisdiction in connection with the determination, assessment or collection of any Tax.

“Trademarks” has the meaning set forth in Paragraph (d) of the definition of Intellectual Property.

“Transactions” means, individually and collectively, those transactions contemplated by this Agreement or the Related Agreements.

“Transfer” means, directly or indirectly, to sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of (by merger, testamentary disposition, operation of law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of (by merger, testamentary disposition, operation of law or otherwise), any MSB Ordinary Shares or any interest in any MSB Ordinary Shares.

“Transfer Taxes” means all transfer, sales, use, value added, goods and services, excise, gross proceeds, reporting, recording, filing, documentary, stamp, conveyance and other similar fees, Taxes and charges arising out of or in connection with the transfer of the Acquired Assets effected pursuant to this Agreement.

“Transition Services Agreement” means the Transition Services Agreement in the form attached as Exhibit G.

1.2 Certain Additional Definitions. In addition, each of the following definitions shall have the respective meanings set forth in the Section of or Exhibit to this Agreement indicated below.

Definition	Section/Exhibit
Accounting Firm	3.2(d)(ii)
Additional Consideration	3.1(c)(iv)
Agreement	Preamble
Agreement Payments	3.3
Announcement PR	6.2
Applicable Issuance	3.1(c)(iv)
cGMPs	5.1(o)(iv)
Cap	7.4(a)
Claim	7.2(a)
Claim Notice	7.2(a)
Closing Date	4.1
Conflict	5.1(c)
Consents	6.4
Contingent Consideration	Exhibit 3.1(b)
Contingent Share Payment Date	3.1(c)(i)
Deductible Amount	7.4(b)
Disclosure Schedules	5.1
Earnout	Exhibit 3.2
Earnout Period	Exhibit 3.2
Excess Damages	7.4(c)
8.1
Export Approvals	5.1(p)
Fundamental Representations	7.3

Definition	Section/Exhibit
Guarantee	9.5
Holding Period	3.1(c)(iii)
Holding Period Price	3.1(c)(iv)
Indemnified Party	7.2(a)
Indemnifying Party	7.2(a)
In-Licensed IP	5.1(l)(ii)
Initial Holding Period	3.1(c)(iii)
Issue Price	3.1(c)(ii)
Modified Contracts	4.2(a)(viii)
MSB	Preamble
MSB Deliverables	4.2(b)
MSB Indemnified Parties	7.1(a)
Non-Assignable Asset	6.1(b)
Non-Holding Period Shares	3.1(c)(iii)
Objection Deadline	7.5(a)
Objection Notice	7.5(a)
OTI	Preamble
OTI Deliverables	4.2(a)
OTI Indemnified Parties	7.1(b)
Parties	Preamble
Party	Preamble
Property Taxes	2.1(e)(i)
SEC	5.1(q)
Securities Act	3.1(c)(iii)
Settled Claims	7.5(c)
Survival Date	7.3
Third Party Claim	7.2(b)
VWAP	3.1(c)(ii)

1.3 Interpretation. For all purposes of this Agreement, except as otherwise expressly provided or the context otherwise clearly requires otherwise:

(a) the captions and headings to this Agreement are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement;

(b) all references in this Agreement to designated “Articles,” “Sections,” and other subdivisions are to the designated Articles, Sections and other subdivisions of the body of this Agreement, and all references to “Exhibits” and “Schedules” are to the Exhibits and Schedules attached to this Agreement;

(c) pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms;

(d) the words “include” or “including” shall be construed as incorporating, also, “but not limited to” or “without limitation;”

(e) the word “or” shall have its inclusive meaning of “and/or;”

(f) the word “notice” shall require notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other written communications contemplated under this Agreement;

(g) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision;

(h) references to “dollars” or “$” herein shall, unless otherwise provided, mean United States dollars, and references to payments being made in “cash” shall mean such payments are made in United States dollars; and

(i) references to any specific Law, or article, Section or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement thereof.

ARTICLE 2

Purchase and Sale

2.1 Purchase and Sale of Acquired Assets.

(a) Acquired Assets. Upon the terms and subject to the conditions of this Agreement, at the Closing, OTI will sell, convey, assign, deliver and set over to MSB, and MSB will purchase and accept, all of the right, title, benefit and interest of OTI in, to and under the Acquired Assets, free and clear of all Liens. At the Closing, the sale, conveyance, assignment and delivery of OTI’s right, title, benefit and interest in, to and under the Acquired Assets will be effected pursuant to the General Assignment and Intellectual Property Assignment.

(b) Excluded Assets. Notwithstanding anything to the contrary contained herein, the Acquired Assets do not include, and in no event will MSB acquire any right, title, benefit or interest in, to or under, any of the Excluded Assets.

(c) Assumed Liabilities. Upon the terms and subject to the conditions of this Agreement, at the Closing, MSB will assume and agree to pay, perform and discharge or hold OTI harmless from the Assumed Liabilities. The assumption of the Assumed Liabilities by MSB will be effected pursuant to the Assumption Agreement.

(d) Excluded Liabilities. Notwithstanding anything to the contrary contained herein, the Assumed Liabilities will not include, and in no event will MSB assume, be required to pay, perform, discharge or hold OTI or any OTI Indemnified Parties harmless from the Excluded Liabilities.

(e) Reimbursement for Certain Payments.

(i) All ad valorem Taxes on personal property or any similar Taxes with respect to the Acquired Assets, other than Transfer Taxes (“Property Taxes”) shall be prorated between MSB and OTI as of the Closing Date, computed by multiplying the amount of Property Taxes for the Tax period for which the same are levied by a fraction, the numerator of which is the number of days in such Tax period up to and including the Closing Date and the denominator of which is the number of days in such Tax period. In connection with such proration of Property Taxes, in the event that actual Property Tax figures are not available at the Closing Date, proration of Property Taxes shall be based upon the actual Property Taxes for the preceding fiscal year for which actual Property Tax figures are available, and re-prorated when actual Property Tax figures become available. For the avoidance of doubt, Property Taxes allocated to OTI pursuant to this Section 2.1(e)(i) shall constitute Excluded Liabilities. To the extent one Party makes a payment of Property Taxes allocated to the other Party, such other Party shall promptly reimburse the paying Party upon receipt of written notice that such Property Taxes have been paid.

(ii) If OTI makes payment under any of the Assumed Liabilities (which OTI will have no obligation whatsoever to do), then MSB will reimburse the amount of such payment to OTI that made the payment within five (5) Business Days of receipt by MSB of a demand for reimbursement, together with corresponding documentation of such payment. If MSB makes payment under any of the Excluded Liabilities (which MSB will have no obligation whatsoever to do), then OTI will reimburse the amount of such payment to MSB within five (5) Business Days of receipt by OTI of a demand for reimbursement, together with corresponding documentation of such payment.

2.2 Development and Commercialization of Products. Notwithstanding anything herein to the contrary, as between the Parties from and after the Closing, MSB shall have the sole right to control and conduct the development, manufacture and commercialization of the Products as it deems appropriate in its sole discretion and there are no express or implied obligations with respect thereto.

ARTICLE 3

Consideration

3.1 Purchase Price. MSB shall pay the amounts set forth in Exhibit 3.1 and Exhibit 3.2, in accordance with this Section 3.1 and Section 3.2 below.

(a) Closing Consideration. MSB shall pay to OTI the amounts set forth in paragraph (a) of Exhibit 3.1 as set forth therein.

(b) Contingent Consideration. MSB shall pay to OTI the amounts set forth in paragraph (b) of Exhibit 3.1 as set forth therein.

(c) Payment.

(i) The Contingent Consideration shall be due and payable ten (10) Business Days following the satisfaction of the conditions precedent to any payment of Contingent Consideration pursuant to Section 3.1(b) to the account designated in writing by OTI reasonably in advance. If the Contingent Consideration is to be paid, in whole or in part, through the issuance of MSB Ordinary Shares, the MSB Ordinary Shares shall be issued to OTI no later than ten (10) Business Days following the satisfaction of the respective conditions precedent to any payment of Contingent Consideration pursuant to Section 3.1(b) (“Contingent Shares Payment Date”).

(ii) The Contingent Consideration, will be payable in cash or, if Mesoblast Limited is admitted to the official list of the ASX at the time the Contingent Consideration is payable, through the issuance to OTI of MSB Ordinary Shares, or a mix thereof, in each case at the sole discretion of MSB, unless and only to the extent that on the date the MSB Ordinary Shares are to be issued under Section 3.1(c)(i) (A) all or a portion of the MSB Ordinary Shares are prohibited from issuance under Listing Rule 7.1 or (B) the issuance of MSB Ordinary Shares to OTI would cause OTI to breach Section 606 of the Corporations Act, in which case such amount of the Contingent Consideration that cannot be paid through the issuance of MSB Ordinary Shares shall be payable to OTI in cash. The MSB Ordinary Shares shall be valued on a per share basis equal to the five (5) consecutive trading day volume weighted average price as calculated by Bloomberg Financial L.P. under the function “VWAP” or other similar manner as notified by MSB to OTI in advance and to which OTI has no reasonable objection (“VWAP”), up to (and including) the trading day immediately prior to the Contingent Shares Payment Date, with respect to the applicable payment of Contingent Consideration, which will be converted to U.S. Dollars using the closing “U.S.-dollar foreign exchange rate” reported by The Wall Street Journal under the Market Data Center tab (U.S. Internet edition, at www.wsj.com) for the Business Day immediately prior to the applicable Contingent Shares Payment Date (the “Issue Price” To the extent that MSB elects to pay any Contingent Consideration in the form of MSB Ordinary Shares, it shall be a condition to the issuance of such MSB Ordinary Shares that OTI deliver (i) a certificate in form and substance reasonably satisfactory to MSB confirming the accuracy of the representations set forth in Sections 5.1(q) through (s), inclusive, hereof and (ii) the Restriction Agreement (with respect to all of the Contingent Consideration payable in the form of the issue of MSB Ordinary Shares other than any MSB Ordinary Shares which are Non-Holding Period Shares) substantially in the form attached hereto as Exhibit F.

(iii) To the extent that MSB makes any payment hereunder (including pursuant to Section 3.1(c)(iv)) in MSB Ordinary Shares, OTI shall not Transfer such MSB Ordinary Shares prior to the date that is twelve (12) months following the issuance of such MSB Ordinary Shares to OTI (the “Holding Period”) and provided that any subsequent Transfer is registered under, exempt from or not subject to the provisions of Section 5 of the Securities Act of 1933, as amended (the “Securities Act”). OTI confirms that as at the date of this Agreement it has no intention of

Transferring any MSB Ordinary Shares during any applicable Holding Period. Any attempted Transfer in violation of the foregoing shall be of no effect and null and void, regardless of whether the purported transferee has any actual or constructive knowledge of the Transfer restrictions set forth in this Agreement, and shall not be recorded on the share register of Mesoblast Limited. Notwithstanding the foregoing, to the extent consistent with applicable Law, MSB may in its sole discretion, designate one or more payments of Contingent Consideration in the form of MSB Ordinary Shares as not subject to a Holding Period by written notice to OTI, in which case, the provisions of this Section 3.1(c)(iii) shall not apply to such issuance of MSB Ordinary Shares, provided that such MSB Ordinary Shares are freely tradable without further action of OTI. MSB Ordinary Shares which are not subject to a Holding Period pursuant to the preceding sentence are sometimes referred to herein as “Non-Holding Period Shares”.

(d) Notwithstanding the foregoing, with respect to any issuance of MSB Ordinary Shares as Contingent Consideration other than Non-Holding Period Shares (each such issuance, an “Applicable Issuance”), if the VWAP for the MSB Ordinary Shares for the five consecutive trading day period calculated up to the close of trading on the day immediately prior to the date of the expiration of the Holding Period with respect to such Applicable Issuance (for each Applicable Issuance, the “Holding Period Price”) is below the applicable Issue Price, MSB shall pay to OTI an additional amount equal to (x) the difference between the applicable Issue Price and the Holding Period Price multiplied by (y) the number of MSB Ordinary Shares issued in such Applicable Issuance (the “Additional Consideration”). Such amount of Additional Consideration shall be paid (A) fifty percent (50%) in cash unless agreed otherwise by the Parties in writing and (B) the remaining fifty percent (50%), as determined in MSB’s sole discretion, in either cash or, if Mesoblast Limited is admitted to the official list of the ASX, through the issuance to OTI of additional MSB Ordinary Shares, unless and only to the extent that on the date the MSB Ordinary Shares are to be issued under this Section 3.1(c)(iv) (I) all or a portion of the MSB Ordinary Shares are prohibited from issuance under Listing Rule 7.1 or (II) the issuance of MSB Ordinary Shares to OTI would cause OTI to breach Section 606 of the Corporations Act, in which case such amount of the Additional Consideration that cannot be paid through the issuance of MSB Ordinary Shares shall be paid to OTI in cash. The additional MSB Ordinary Shares shall be valued at the Holding Period Price for such Applicable Issuance or a mix thereof. For the avoidance of doubt, no adjustment pursuant to this Section 3.1(c)(iv) shall be made with respect to MSB Ordinary Shares issued pursuant to this Section 3.1(c)(iv), regardless of the trading price of MSB Ordinary Shares at any time. Cash payments of Additional Consideration shall be made by wire transfer in immediately available funds to an account designated in writing by OTI to MSB at least five (5) Business Days prior to the date when the payment is due and payments of Additional Consideration to be made in MSB Ordinary Shares shall be made no later than ten (10) Business Days following the expiration of the Holding Period with respect to the Applicable Issuance.

(i) In the event that the MSB Ordinary Shares are listed on a recognized securities exchange as a substitute for the ASX, then the Parties shall discuss, in good faith, the terms of this Section 3.1(c) and Section 5.2(e) in connection with such substituted exchange, provided that the Holding Period shall not be extended.

3.2 Earnout.

(a) In addition to the amounts payable under Section 3.1, potential Earnout payments shall be as set forth on Exhibit 3.2.

(b) Offsets. MSB shall have the right to offset from any Earnout or amounts payable under Section 3.1(b) hereunder any customary and reasonable amounts paid (including royalties and other payments) to third Persons for rights owned or controlled by such third Person for the use of any Acquired Assets, provided that MSB provides written notice to OTI regarding the alleged rights of such third Person prior to any such offset. For clarity, any such offset shall be without limitation or prejudice of any breach of warranty by OTI.

(c) Payment. Following the first commercial sale of an Earnout Product and during the Earnout Period, MSB shall provide to OTI a written report for each calendar year showing the Net Sales during such calendar year and the Earnout payable under this Section 3.2 in sufficient detail to allow OTI to verify the amount of Earnout paid by MSB with respect to such calendar year. Such reports shall be due no later than ninety (90) days following the end of each calendar year. The Earnout shown to have accrued by each report provided under this Section 3.2(c) shall be due and payable on the date such report is due. All Earnout payments shall be made in Dollars by electronic wire transfer of immediately available funds to an account designated in writing by OTI to MSB at least five (5) Business Days prior to the date when the payment is due. If any currency conversion is required in connection with the calculation of the Earnout, such conversion shall be made in a manner consistent with MSB’s normal practices used to prepare its audited financial statements for external reporting purposes.

(d) Records and Audits.

(i) MSB will keep complete, true and accurate books and records in sufficient detail for OTI to determine payments due to OTI under this Article 3, including Earnouts. MSB will keep such books and records for at least three (3) years following the end of the calendar year to which they pertain.

(ii) OTI shall have the right during such three (3)-year period to appoint at its expense an independent certified public accountant of nationally recognized standing (the “Accounting Firm”) acceptable to MSB to inspect or audit the relevant records of MSB to verify such amounts were correctly determined. MSB shall make such records available for audit by the Accounting Firm during regular business hours at such place or places where such records are customarily kept, upon reasonable notice from OTI, solely to verify such payments hereunder were correctly determined. Such audit right shall not be exercised by the Auditing Party more than once in any calendar year and may cover a period ending not more than thirty-six (36) months prior to the date of such request. All records made available for audit shall be deemed to be confidential information of MSB. If the amount of paid hereunder was over-reported, OTI shall promptly (but in any event no later than thirty (30) days after the Accounting Firm’s report) make payment to MSB of the over-reported amount, or if the amount paid was under-reported, MSB shall promptly (but in any event no later than thirty (30) days after the Accounting Firm’s report) make payment to OTI of the underreported amount. OTI shall bear the full cost of such audit unless such audit discloses an underreporting of more than the greater of (A) seven percent (7%) of the aggregate amount payable for the term of the audit, and (B) USD $250,000, in which case MSB shall reimburse OTI for all expenses of third Persons incurred in connection with such audit.

(iii) The Accounting Firm will disclose to OTI only whether the payments are correct or incorrect and the specific details concerning any discrepancies. MSB is entitled to require the Accounting Firm to execute a reasonable confidentiality agreement prior to commencing any audit under this Section 3.2. The Accounting Firm shall provide a copy of its report and findings to OTI and MSB simultaneously.

3.3 Taxes. Each Party shall be responsible for its own Tax liabilities arising under this Agreement. Accordingly, OTI shall be liable for all income and other Taxes (including interest) resulting from any payments made by MSB to OTI under this Agreement (“Agreement Payments”). If applicable Law requires the withholding of Taxes, MSB shall make such withholding payments in a timely manner and shall subtract the amount thereof from the payments hereunder, and such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person to whom such amounts would otherwise have been paid. MSB shall promptly (as available) submit to OTI appropriate proof of payment of the withheld Taxes as well as the official receipts within a reasonable period of time. MSB shall provide OTI reasonable assistance in order to allow OTI to obtain the benefit of any applicable present or future treaty against double taxation or refund or reduction in Taxes which may apply to the payments hereunder. Notwithstanding the foregoing, if as a result of a Party assigning this Agreement or changing its domicile additional Taxes become due that would not have otherwise been due hereunder with respect to Agreement Payments, such Party shall be responsible for all such additional Taxes. Notwithstanding anything to the contrary, OTI agrees to pay all Transfer

Taxes with respect to the transactions contemplated by this Agreement. The Parties shall use commercially reasonable efforts to minimize the amount of any Transfer Taxes, including by providing appropriate documentation in connection with any available exemption from or reduction in the amount of such Transfer Taxes.

3.4 Allocation of Consideration. The Parties agree to allocate the amounts paid pursuant to this Article 3 among the Acquired Assets for Tax purposes in accordance with applicable Law and as set forth in Exhibit 3.4. The Parties shall not file any Tax Return or otherwise take any position inconsistent with such allocation unless otherwise required by applicable Law.

ARTICLE 4

Closing Matters

4.1 Closing. Upon the terms and subject to the conditions of this Agreement, the Closing will take place immediately following the exchange via email of signature pages by the Parties (the “Closing Date”), which will occur after the close of the New York Stock Exchange, between 4:00PM and 5:00PM U.S. Eastern Daylight Savings Time on the 10th day of October (7:00AM - 8:00AM Melbourne Time on the 11th day of October). All documents delivered and all Transactions consummated at the Closing will be deemed for all purposes to have been delivered and consummated effective as of the Closing Date.

4.2 Deliveries at Closing.

(a) Deliveries of OTI. At the Closing, OTI will deliver or cause to be delivered to MSB the following (collectively, the “OTI Deliverables”):

(i) a duly executed copy of the General Assignment;

(ii) a duly executed copy of the Intellectual Property Assignment;

(iii) a duly executed counterpart of the Transition Services Agreement;

(iv) the third Person consents listed on Schedule 4.2(a)(iv) hereof;

(v) a certificate of good standing of the Maryland Secretary of State as to OTI, which will be dated not more than ten (10) days prior to the Closing Date;

(vi) a certificate of an officer of OTI certifying that its Organizational Documents, as certified and as delivered at the Closing, have not been amended or rescinded since the date of such certification and remain in full force and effect at the Closing Date; and

(vii) evidence that all Liens set forth on Schedule 4.2(a)(vii) hereof have been terminated;

(viii) a duly executed copy of the Assumption Agreement.

(b) Deliveries by MSB. At the Closing, MSB will deliver or cause to be delivered to OTI the following (collectively, the “MSB Deliverables”):

(i) a duly executed copy of the Assumption Agreement;

(ii) a duly executed counterpart of the Transition Services Agreement;

(iii) a document from the applicable governing jurisdiction of MSB that it exists as a registered legal entity within such jurisdiction, which will be dated not more than ten (10) days prior to the Closing Date; and

(iv) a certificate of an officer of MSB certifying that its Organizational Documents, as certified and as delivered at the Closing, have not been amended or rescinded since the date of such certification and remain in full force and effect at the Closing Date;

(v) a duly executed copy of the Bill of Sale; and

(vi) a duly executed copy of the Intellectual Property Assignment.

ARTICLE 5

Representations and Warranties

5.1 Representations and Warranties of OTI. OTI hereby represents and warrants to MSB as of the Closing Date, subject to the disclosures and exceptions set forth in the Disclosure Schedules delivered by OTI to MSB on the date hereof and attached hereto (the “Disclosure Schedules”); provided, however, that any disclosure made in any Section of the Disclosure Schedules shall only apply to the Section of the Agreement that corresponds to the Section of the Disclosure Schedules, unless it is reasonably apparent on the face of such disclosure that such disclosure is relevant to another Section of this Agreement, as follows:

(a) Organization and Existence; Power and Authority; No Affiliates.

(i) OTI is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland. OTI has the requisite corporate power and authority to own, lease and operate the Acquired Assets and to conduct the Business as currently conducted in each jurisdiction where OTI owns, leases and operates the Acquired Assets and where the Business is currently conducted. OTI has made available a true, complete and correct copy of its Organizational Documents, each as amended and in full force and effect, to MSB, and no amendments to any such Organizational Documents have been approved or proposed.

(ii) Other than a subsidiary of OTI that has prior to the Closing been merged into OTI, no entity that is an Affiliate of OTI exists or has existed.

(b) Authority and Approval. OTI has all requisite power and authority to documents to be executed and delivered in connection herewith and therewith to which OTI is (or becomes) a party. The execution and delivery of this Agreement and the Related Agreements and the consummation of the Transactions have been approved by all necessary corporate action of OTI and no further corporate or stockholder action is required on the part of OTI to authorize the execution and delivery of this Agreement, the Related Agreements or the consummation of the Transactions. This Agreement has been duly executed and delivered by OTI, and (assuming due authorization, execution and delivery by MSB) this Agreement constitutes, and, when so executed and delivered, the Related Agreements and the Restriction Agreement will constitute, a valid and legally binding obligation of OTI, enforceable against it in accordance with its terms, except as enforceability may be affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at law).

(c) No Conflict; Consents.

(i) The execution and delivery of this Agreement does not, the execution of the Related Agreements or the Restriction Agreement will not, and the consummation of the Transactions will not, conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to, any payment obligation, or a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (any such event, a “Conflict”) (A) any provision of OTI’s Organizational Documents, (B) any Assigned Contract, or (C) any Law applicable to the Business, the Acquired Assets or the Assumed Liabilities.

(ii) Section 5.1(c)(ii) of the Disclosure Schedules sets forth all necessary notices, consents, waivers and approvals of Persons (A) to any Assigned Contracts that are required thereunder in connection with the Transactions (including the assignment thereto to MSB), or for any such Assigned Contract to remain in full force and effect without limitation, modification or alteration after the Closing so as to preserve all rights of, and benefits to, MSB under such Assigned Contracts from and after the Closing or (B) otherwise necessary to consummate the Transactions. Following the Closing, MSB will be permitted to exercise all of its rights under the Assigned Contracts without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments that OTI would otherwise be required to pay pursuant to the terms of such Assigned Contracts had the Transactions not occurred.

(d) Governmental Approvals and Filings. Except as disclosed in Section 5.1(d) of the Disclosure Schedules, no consent, waiver, approval, order or authorization of, or registration, declaration or filing with, or any notice to, any Governmental or Regulatory Authority is required by, or with respect to, OTI in connection with the execution and delivery of this Agreement, the Related Agreements or the consummation of the Transactions.

(e) Absence of Changes. Since December 31, 2012, there has not occurred any change or event that has resulted in, or would reasonably be expected to have or result in, a material adverse effect on the Business or the Acquired Assets, taken as a whole. Since December 31, 2012, OTI has carried on the Business in the Ordinary Course and has not made any material changes in the manner of conducting the Business.

(f) Taxes. There are no Liens for unpaid Taxes on the Acquired Assets, except Liens for current Taxes not yet due and payable. OTI has not received any written notice of assessment or proposed assessment in connection with any Tax Return that relates to the Business or the Acquired Assets, and there are no Tax examinations, Tax claims or Tax actions currently pending or asserted in writing that relate to or could affect the Business or the Acquired Assets.

(g) Compliance with Law.

(i) OTI is not in material violation of any Laws or Orders applicable to the Business as currently conducted or the ownership and use of the Acquired Assets.

(ii) To the Knowledge of OTI, OTI is not the subject of any pending or threatened investigation by any Governmental or Regulatory Authority with respect to the Business or the Acquired Assets.

(iii) Since December 31, 2012, OTI has not received written notification from any Governmental or Regulatory Authority (A) asserting that OTI is not in material compliance with any Law with respect to the Business or the Acquired Assets, or (B) threatening to revoke or suspend any material Regulatory Authorization owned or held by OTI with respect to the Business or the Acquired Assets.

(iv) OTI possesses all Regulatory Authorizations necessary to its conduct of the Business as currently conducted. The Regulatory Authorizations set forth in Section 5.1(g)(iv) of the Disclosure Schedules constitute all of the Regulatory Authorizations used in, or held for use in, the Business by OTI, as of the date hereof. Each such Regulatory Authorization is validly and presently in effect (and except as disclosed in Section 5.1(g)(iv) of the Disclosure Schedules, the continuing validity and effectiveness of such Regulatory Authorization will not be affected by the consummation of the Transactions), and OTI is not in default under any such Regulatory Authorization in any material respect. There are no Actions pending, nor to the Knowledge of OTI, threatened, that seek the revocation, cancellation, suspension, failure to renew or adverse modification of any such Regulatory Authorizations.

(h) Assigned Contracts.

(i) The Contracts set forth on Schedule 1.1-B constitute all Contracts to which OTI is a party and which are used or held for use in the Business or by which any Acquired Assets are bound. OTI has made available to MSB true and complete copies of each such Contract, together with all amendments, waivers and supplements thereto.

(ii) All of the Assigned Contracts are valid and binding agreements of OTI, enforceable in accordance with their terms, and will continue to be valid, binding and enforceable in accordance with their terms following the consummation of the Transactions, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. OTI is not in breach or default of any Assigned Contract. To the Knowledge of OTI, (x) no other Party to a Assigned Contract is in breach or default of such Assigned Contract and (y) no event, condition or circumstance exists or has occurred that would reasonably be expected to result in a violation or breach of any provision of any Assigned Contract by OTI. To the Knowledge of OTI, no Party has repudiated or expressed any intention to repudiate any provision of a Assigned Contract. To the Knowledge of OTI, none of the Assigned Contracts are subject to any claims, charges, set offs or defenses.

(iii) As of the date of this Agreement, there are no outstanding renegotiations of, attempts to renegotiate or outstanding rights to renegotiate, any amounts paid or payable to OTI under any Assigned Contract with any Person having the contractual or statutory right to demand or require such renegotiation.

(iv) Except as set forth on Section 5.1(h)(iv) of the Disclosure Schedule, no amounts are or will be due to any third Person under any Assigned Contract as a result of the conduct of the Business after the Closing.

(i) Legal Proceedings; Orders. Except as set forth on Section 5.1(i) of the Disclosure Schedules, there are no Actions pending against or, to the Knowledge of OTI, threatened against, the Business or any Acquired Assets. There is no claim pending or, to the Knowledge of OTI, threatened, against any Person who has a contractual right or a right pursuant to applicable Law to indemnification from OTI related to facts and circumstances involving the Business or the Acquired Assets. There are no Actions pending against, or to the Knowledge of OTI, threatened against, the Business, the Products or any of the Acquired Assets that would reasonably be expected to prevent or delay the ability of OTI to enter into and perform its obligations under this Agreement or consummate the Transactions. There is no Order to which OTI is subject or that is pending or threatened that relates to the Business, the Acquired Assets or the Assumed Liabilities.

(j) Title; Sufficiency.

(i) OTI has good title to, or valid leasehold or license interests in, all Acquired Assets, free and clear of all Liens, except for Permitted Liens. Upon the consummation of the Transactions, MSB will acquire good, valid title to, or a valid leasehold or license interest in, the Acquired Assets, free and clear of all Liens, except for Permitted Liens. Without limiting the foregoing, neither Genzyme Corporation nor any of its Affiliates has any right, title or interest (including any Lien) with respect to any of the Acquired Assets.

(ii) The Scheduled Assets constitute all of the assets, properties and rights that are necessary and sufficient to conduct the Business in substantially the manner as conducted by OTI.

(iii) The material items of Tangible Personal Property have been maintained in accordance with OTI’s normal practice and are in good repair and usable condition for the conduct of the Business as currently conducted, ordinary wear and tear and aging excepted.

(k) Compliance with Law.

(i) OTI has not been in violation of, or is not the subject of any Action with respect to the violation of, any Law or Order, and has not received any FDA Form 483, “warning letters,” or “untitled letters,” or other similar notice of inspectional observations or deficiencies from any Governmental or Regulatory Authority in connection with the Business. No Action is pending, or to the Knowledge of OTI, threatened, with respect to any violation of any Law or Order by OTI, and OTI is and has been in compliance in all material respects with all Laws and Orders, in each case relating to the conduct of the Business (including, privacy and export laws), or pertaining to the Acquired Assets or Assumed Liabilities. OTI has not received any notice of any such Action or any liability or potential responsibility on the part OTI to undertake or to bear all or any portion of the cost of any remedial action of any nature. OTI has never conducted any internal investigation with respect to any actual, potential or alleged material violation of any Law or Order by any director, officer or employee of OTI in connection with the Business.

(ii) OTI has at all times marketed and distributed the Products in compliance with applicable Laws and Orders, and none of the marketing and promotional materials used in the Business by OTI, including the labels and labeling for the Products, is or has been false or misleading. OTI has timely submitted all required notices and petitions to Governmental or Regulatory Authorities in connection with its marketing and promotional activities for the Business.

(iii) All preclinical animal testing and clinical trials in respect of the Business conducted by or on behalf of OTI, are being, and have been conducted, in accordance with experimental protocols, procedures and controls that are generally accepted in the scientific community and required by peer review journals, as well as pursuant to applicable Laws and Orders, including good clinical practices and good laboratory practices, as applicable.

(iv) To the Knowledge of OTI, OTI is, and at all times has been, in compliance with all adverse event reporting requirements applicable to the Business.

(v) OTI is not the subject of any pending or, to the Knowledge of OTI, threatened investigation by any Governmental or Regulatory Authority in respect of the Business, including by (i) the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto, (ii) the FTC, or (iii) any other Governmental or Regulatory Authority that has jurisdiction over the Business of OTI under any similar policy. OTI has no Knowledge or reason to believe that the FDA, FTC or any other Governmental or Regulatory Authority is considering such action.

(l) Intellectual Property.

(i) Schedule 1.1-C, Schedule 1.1-E, Schedule 1.1-F and Schedule 1.1-G, together, (A) identify all Assigned Intellectual Property; and (B) list all proceedings or actions before any Governmental or Regulatory Authority relating to any Assigned Intellectual Property.

(ii) Section 5.1(l)(ii) of the Disclosure Schedules identifies all Assigned Intellectual Property that is subject of any IP In-License (the “In-Licensed IP”). Except as set forth in Section 5.1(l)(ii) of the Disclosure Schedules, there is no Intellectual Property owned by any third Person used or held for use in the conduct of the Business other than Intellectual Property that is licensed in connection with shrink wrap or other mass-marketed software or associated with products or components, which in either case is generally available without further consideration for such license.

(iii) Section 5.1(l)(iii) of the Disclosure Schedules further identifies all Assigned Intellectual Property that is subject of any IP Out-License. Except as set forth in Section 5.1(l)(iii) of the Disclosure Schedules, OTI has not transferred ownership of, or granted any license of or right to use, or authorized the retention of any rights to use or joint ownership of, any Intellectual Property that is or was Assigned Intellectual Property to any other Person.

(iv) To its Knowledge, OTI exclusively owns and possesses all right, title and interest in, free and clear of all Liens (other than Permitted Liens), to all of the Assigned Intellectual Property and has an exclusive license or other equivalent right to use, free and clear of all Liens (other than Permitted Liens) to all In-Licensed IP.

(v) All necessary documents and certificates and fees associated with filing, prosecuting, obtaining, maintaining, perfecting or preserving or renewing any Assigned Intellectual Property have been filed with and paid in full to the proper Governmental or Regulatory Authority in a timely manner; except where OTI has, in its reasonable business judgment, decided to abandon or cancel such Assigned Intellectual Property as set forth under Section 5.1(l)(v) of the Disclosure Schedules. There are no actions that must be taken by OTI within one hundred twenty (120) days of the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any responses to office actions of any Governmental or Regulatory Authority, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting or preserving or renewing any Assigned Intellectual Property.

(vi) In each case in which OTI has acquired ownership of any Assigned Intellectual Property from any Person, OTI has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in such Assigned Intellectual Property (including the right to seek past and future damages with respect thereto) to OTI. OTI has recorded each such assignment of Assigned Intellectual Property with the relevant Governmental or Regulatory Authority as the case may require.

(A) To the extent that any Assigned Intellectual Property has been developed or created by a Person for OTI, including any employee, consultant or independent contractor of OTI, OTI has a written Contract with such Person pursuant to which OTI has obtained ownership of, and is the exclusive owner of such Assigned Intellectual Property.

(B) All current and former employees, consultants and independent contractors of OTI have entered into a valid and binding Contract with OTI sufficient to vest title in OTI of all Assigned Intellectual Property created by such employees, consultants and independent contractors in the scope of their employment or engagement with OTI, as applicable.

(C) No Person who has developed or created materials or data for OTI in connection with the Business, has ownership rights or license rights to improvements made by OTI in such Assigned Intellectual Property.

(vii) The Assigned Intellectual Property and In-Licensed IP includes all of the Intellectual Property used or held for use in, and to OTI’s Knowledge, necessary for, the conduct of the Business as currently conducted. Immediately after the Closing, MSB will have the right to fully transfer, alienate, exploit use and otherwise practice without restriction, limitation or other Lien and without payment of any kind to any Person all Assigned Intellectual Property. No Assigned

Intellectual Property is subject to any outstanding consent, proceeding or Order or any settlement agreement or stipulation that expressly restricts in any manner the use, transfer or licensing thereof by MSB or that may affect the validity, use or enforceability of such Assigned Intellectual Property.

(viii) No biological or other material that is used (or has been used) in or necessary for the conduct of the Business as currently conducted or otherwise comprising Assigned Intellectual Property is subject to any material transfer agreement or other agreement restricting, limiting or prohibiting the use, transfer, disclosure or commercial exploitation of such biological or other material, or of any progeny, derivatives, modifications or improvements thereof that would prevent the transfer of such material to MSB as contemplated hereunder or prohibit the use of such material by or on behalf of MSB in the conduct of the Business as currently conducted.

(ix) Except as set forth on Section 5.1(l)(ix) of the Disclosure Schedules, there is no claim by any third Person pending against OTI or, to OTI’s Knowledge, threatened against OTI, contesting the validity, enforceability, or ownership of any Assigned Intellectual Property or any In-Licensed IP in any jurisdiction. To the Knowledge of OTI, the Assigned Intellectual Property and In-Licensed IP is valid, subsisting, and in full force and effect; has not been cancelled, expired or abandoned except where OTI has, in its reasonable business judgment, decided to abandon or cancel such Assigned Intellectual Property, as set forth under Schedule 5.1(l)(ix). To OTI’s Knowledge, no claim is pending or threatened challenging OTI’s right to any Assigned Intellectual Property or In-Licensed IP. No claim is pending or, to OTI’s Knowledge, threatened to the effect that any Assigned Intellectual Property or any In-Licensed IP is, or upon consummation of the Transactions will be, invalid or unenforceable.

(x) To the Knowledge of OTI, there are no acts or omissions of OTI, and there are no facts or circumstances that would render any Assigned Intellectual Property or In-Licensed IP invalid or unenforceable in whole or in part. Without limiting the generality of the foregoing:

(A) To OTI’s Knowledge, OTI has fulfilled all applicable requirements regarding the duty of disclosure, candor and good faith in connection with each patent and patent application filed by OTI. OTI has not claimed a particular status, including, “Small Business Status,” in the application or other registration for any Assigned Intellectual Property, which claim of status was at the time made, or which has since become, inaccurate or false.

(B) OTI has taken reasonable steps to police the use of its Trademark Rights and to OTI’s Knowledge, no Trademarks within the Assigned Intellectual Property infringe any Trademarks owned, used or applied for by any other Person; and

(C) OTI has not disclosed, furnished to or made accessible any of its trade secrets within the Assigned Intellectual Property to any Person who is not subject to a written agreement to maintain the confidentiality of such trade secrets. OTI has, and reasonably enforces, a policy requiring each employee, consultant and independent contractor to execute a reasonable proprietary information, confidentiality and assignment agreement, and all current and former employees, consultants and independent contractors of OTI that generated, or had access to, trade secrets of OTI in connection with the conduct of the Business have executed such an agreement.

(xi) Except as set forth on Section 5.1(l)(xi) of the Disclosure Schedules, to OTI’s Knowledge, OTI has not infringed or misappropriated any Intellectual Property of any Person by its conduct of the Business. To OTI’s Knowledge, the conduct of the Business or any part thereof, including the research, development, manufacture, use, marketing, sale and importation of Products, and the possession or use by OTI of the Assigned Intellectual Property has not, does not and will not infringe, misappropriate, or violate any Intellectual Property of any other Person or constitute a violation of the Lanham Act, unfair competition or unfair trade practices under the Law of any jurisdiction where the Business is currently conducted. Except as set forth on Schedule 5.1(l)(xi) of the Disclosure Schedules, OTI has not received any written notice of any claim (including by an offer to license any Intellectual Property) and, to OTI’s Knowledge, there is no threatened claim, or any basis for any claim (whether or not pending or threatened), against OTI asserting that OTI’s conduct of the Business infringes upon, misappropriates or otherwise violates the Intellectual Property of any Person including the Lanham Act, unfair competition or unfair trade practices under the Laws of any jurisdiction where the Business is currently conducted.

(xii) To OTI’s Knowledge, none of the Assigned Intellectual Property or In-Licensed IP is being infringed or is otherwise used or available for use by any Person other than OTI except pursuant to an IP Out-License as set forth on Section 5.1(l)(iii) of the Disclosure Schedules. OTI has not given any notice to any Person asserting infringement or misappropriation by any such Person of any of the Assigned Intellectual Property or In-Licensed IP. OTI is not aware of any actual, or, to OTI’s Knowledge, threatened or potential, infringement, misappropriation, dilution, conflict or violation of the Assigned Intellectual Property or In-Licensed IP or unauthorized manufacture, sale, marketing or use of Products by any Person.

(xiii) [Intentionally omitted].

(xiv) Except as set forth on Section 5.1(l)(xiv) of the Disclosure Schedules, OTI has not received any grant, loan, subsidy, investment or other source of funding from any Governmental or Regulatory Authority relating to the Business. No facilities of a university, college, other educational institution or research center or Governmental or Regulatory Authority or funding from any Governmental or Regulatory Authority or other third Person was used in the development of the Assigned Intellectual Property. No current or former employee or independent contractor of OTI who was involved in, or who contributed to, the creation or development of any Assigned Intellectual Property has performed services for any Governmental or Regulatory Authority, university, college or other educational institution or research center during a period of time during which such employee or independent contractor was creating or developing any Assigned Intellectual Property.

(xv) Except as set forth on Section 5.1(l)(xv) of the Disclosure Schedules, there are no royalties, fees, honoraria or other payments payable by MSB to any Person by reason of the ownership, development, use, license, sale or disposition of the Assigned Intellectual Property, other than salaries and sales commissions paid to employees and sales agents in the ordinary course of business.

(m) No Brokers. No broker, finder or investment banker is entitled to any brokerage commission, finder’s fee or similar payment in connection with the Transactions based upon arrangements made by or on behalf of OTI.

(n) Suppliers. Section 5.1(n) of the Disclosure Schedules sets forth all material suppliers of the Business for each of 2011, 2012 and year to date 2013. Except as set forth on Section 5.1(n) of the Disclosure Schedules, none of the suppliers listed thereon has cancelled, terminated or otherwise materially and adversely altered its relationship with the Business or notified OTI in writing or by any other formal notice of any intention to cancel, terminate or materially and adversely alter its relationship with OTI with respect to the Business.

(o) Warranties; Product Liability; Product Manufacturing.

(i) The warranty policy(ies) of OTI that are still currently in effect for Products of the Business sold at any time are listed on Section 5.1(o) of the Disclosure Schedules.

(ii) Except as set forth on Section 5.1(o) of the Disclosure Schedules, OTI has not during the last five (5) years been subject to any legal proceedings (including any products’ liability Actions) or, to its Knowledge, investigations by Governmental or Regulatory Authorities with respect to Products sold or advertised for sale by the Business.

(iii) There have been no mass recalls or destructions by or on behalf of OTI of Products, or Product returns outside the Ordinary Course.

(iv) All Inventory (A) has been manufactured, stored and transported in accordance with applicable Law including cGMPs and meets the (T) specifications therefor and (TT) the information shown on the certificate of analysis provided for the particular shipment, as applicable, in each case of (T) and (TT) made available to MSB and (B) has been released for human use. For purposes of this Section 5.1(o), “cGMPs” means current good manufacturing practices required by the U.S. Food and Drug Administration, as set forth in the U.S. Federal Food, Drug and Cosmetic Act, as amended, and the regulations promulgated thereunder, for manufacture and testing of products under such jurisdiction, and comparable laws or regulations applicable to the manufacture and testing of products in and under such jurisdictions outside the U.S., as they may be updated from time to time.

(p) Export Controls. OTI has all material export licenses and other material consents, authorizations, waivers, approvals, and orders, and has made or filed any and all necessary notices, registrations, declarations and filings with any Governmental or Regulatory Authority required in connection with the Business as it is currently conducted by OTI (“Export Approvals” OTI is not in material violation of any applicable Export Approvals pertaining to the Business or the Acquired Assets. There are no pending or, to OTI’s Knowledge, threatened inquiries, investigations, enforcement actions, voluntary disclosure or other claims against OTI with respect to Export Approvals.

(q) No Registration. OTI understands that any MSB Ordinary Shares to be issued to OTI hereunder may not be registered under the Securities Act and may be issued by reason of a specific exemption from the registration provisions of the Securities Act, the availability which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of OTI’s representations as expressed herein or otherwise made pursuant hereto. OTI understands that such MSB Ordinary Shares will be “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, OTI must hold such securities indefinitely unless they are registered with the U.S. Securities and Exchange Commission (“SEC”) and qualified by state authorities, or an exemption from such registration and qualification requirements is available. OTI acknowledges that MSB has no obligation to register or qualify such MSB Ordinary Shares for resale. OTI further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the MSB Ordinary Shares, and on requirements relating to MSB which are outside of OTI’s control, and which MSB is under no obligation to satisfy. OTI also acknowledges that it is agreeing to certain additional transfer restrictions with respect to any such MSB Ordinary Shares pursuant to the terms hereof.

(r) Investment Intent. OTI is and will be acquiring any MSB Ordinary Shares issued to it pursuant hereto for investment for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof, and OTI has no present intention of selling, granting any participation in, or otherwise distributing the same. OTI further represents that it does not have any Contract with any Person to sell, Transfer or grant participation to such Person or to any third person or entity with respect to the MSB Ordinary Shares.

(s) Accredited Investor. OTI is an “accredited investor” within the meaning of Regulation D, Rule 501(a), promulgated by the SEC under the Securities Act.

(t) Legends. OTI understands and agrees that the certificates evidencing any MSB Ordinary Shares issued pursuant hereto may bear the following legends (in addition to any legend required under applicable state securities laws):

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. Further the holder has entered into a Restriction Agreement with Mesoblast Limited pursuant to which any dealing in the shares is limited for a period of 12 months other than as otherwise permitted under the terms of the Restriction Agreement.”

5.2 Representations and Warranties of MSB. MSB hereby represents and warrants to OTI as of the Closing Date that:

(a) Organization and Existence. MSB is a Swiss société à responsabilité limitée duly organized and validly existing under the laws of Switzerland, with full power and authority to own, lease, and operate its business and properties and to carry on its business as and where such properties and assets are now owned or leased and such business is now conducted.

(b) Authority and Approval. MSB has the power to enter into this Agreement and each of the Related Agreements to which it is to be a party and to perform its obligations thereunder. The execution, delivery and performance by MSB of this Agreement and the Related Agreements, and the consummation by MSB of the Transactions, have been duly authorized by all required action on the part of MSB. This Agreement has been duly executed and delivered by MSB and, when executed and delivered by MSB, the Related Agreements will have been duly executed and delivered by MSB. This Agreement is, and each of the Related Agreements will be, the valid and binding obligations of MSB, enforceable against MSB in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, moratorium, or other similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity (regardless of whether considered in a proceeding at Law or in equity).

(c) No Conflict. The execution and delivery by MSB of this Agreement and each of the Related Agreements, and MSB’s compliance with the terms and conditions hereof and thereof, and the consummation by MSB of the Transactions, do not and will not (i) conflict with any of, or require any consent of any Person that has not been obtained under, MSB’s Organizational Documents, (ii) violate any provision of, or require any consent, authorization, or approval under, any Law or any Order applicable to MSB, (iii) conflict with, result in a breach of, constitute a default under (whether with or without notice or the lapse of time or both), accelerate or permit the acceleration of the performance required by, or require any consent, authorization, or approval under, any material contract to which MSB is a party or by which it is bound or to which any of its assets or property is subject, or (iv) result in the creation of any Lien upon the assets or property of MSB, except in each case as would not reasonably be expected to have a material adverse effect on MSB or materially adversely affect the validity or enforceability of this Agreement against MSB or materially adversely affect the ability of MSB to consummate the Transactions.

(d) Governmental Approvals and Filing. No consent, authorization, approval or action of, filing with, notice to, or exemption from any Governmental or Regulatory Authority on the part of MSB is required in connection with the execution, delivery and performance of this Agreement or any Related Agreements or the consummation of the Transactions, except where the failure to obtain any such consent, approval or action, to make any such filing, to give any such notice or obtain any such exemption would not be reasonably expected to (i) have a material adverse effect on MSB or (ii) materially adversely affect the validity or enforceability against MSB of this Agreement or such Related Agreements or materially adversely affect the ability of MSB to consummate the Transactions.

(e) Access to Consideration. MSB (itself or through Mesoblast Limited) has, and shall at the applicable times have, sufficient cash on hand (or have ready access to cash) and a sufficient capacity under the Listing Rules, including, without limitation, Listing Rule 7.1, to issue that number of MSB Ordinary Shares it elects to issue to enable it to make the payments required under Sections 3.1 and 3.2 of this Agreement and to consummate the Transactions. Such MSB Ordinary Shares shall be issued in compliance with all applicable Laws and the Listing Rules and an application for quotation of those MSB Ordinary Shares is to be made by Mesoblast Limited to the ASX on the date of issue of the MSB Ordinary Shares to OTI (by lodging with the ASX an Appendix 3B and otherwise in compliance with the Listing Rules). From and after the Closing, MSB shall take all actions within its reasonable control which are necessary or appropriate to maintain Mesoblast Limited’s admission to the ASX Official List.

(f) Legal Proceedings; Orders. There are no Actions pending against, or to the Knowledge of MSB, threatened, that would reasonably be expected to prevent or delay the ability of MSB to enter into and perform its obligations under this Agreement or consummate the Transactions.

(g) No Brokers. No broker, finder or investment banker is entitled to any brokerage commission, finder’s fee or similar payment in connection with the Transactions based upon arrangements made by or on behalf of MSB.

(h) Independent Investigation. Without limiting the representations and warranties of OTI herein (including in Section 5.1), MSB has conducted its own independent investigation, review and analysis of the Business and the Acquired Assets and acknowledges that OTI has provided access to certain personnel, properties, assets, premises, books and records, and other documents and data of OTI in connection therewith. MSB acknowledges and agrees that (i) OTI has not made and is not making any representations or warranties regarding the subject matter of this Agreement, express or implied, except as provided in Section 5.1 hereof and elsewhere in this Agreement and as provided in the Transition Services Agreement, and (ii) in making its decision to enter into this Agreement and to consummate the Transactions, MSB has relied solely upon its own investigation and the express warranties of OTI set forth in Section 5.1 hereof and elsewhere in this Agreement and as provided in the Transition Services Agreement.

ARTICLE 6

Additional Agreements

6.1 Delivery/Non-Assignable Assets.

(a) Delivery. Without limiting Section 6.3(d), OTI shall deliver the Scheduled Assets as set forth in Section 2.2 of the Transition Services Agreement.

(b) Assets Incapable of Transfer. To the extent that any Assigned Contract or Regulatory Materials and Authorizations is not assignable or transferable without the consent of another Person (“Non-Assignable Asset”), this Agreement will not constitute an assignment or transfer thereof, an attempted assignment or transfer thereof, or an agreement to effect such an assignment or transfer, if such assignment or transfer, attempted assignment or transfer, or agreement would constitute a breach thereof or create a right of termination on behalf of any other party thereto. OTI shall cooperate fully with the relevant Person to obtain the consent of such other Person to the assignment or transfer of any such Non-Assignable Asset to MSB no later than thirty (30) days after the Closing Date, during which such thirty (30) day period OTI shall pass to MSB the beneficial interest in and to such Non-Assignable Asset to the fullest extent reasonably permitted by the relevant Contract or Regulatory Materials and Authorization and applicable Law until the assignment or transfer is completed. MSB will cooperate with OTI, upon OTI’s reasonable request, in its efforts to obtain such consents. OTI will in no event require the payment of any money for the assignment or transfer of, or amendment or modification of any material term or provision of, any Non-Assignable Asset without the prior written consent of MSB. If any such consent will not be (or is not) obtained within such thirty (30) day period, OTI will notify MSB and use commercially reasonable efforts, upon reasonable request by MSB, to provide an alternate reasonable arrangement reasonably satisfactory to MSB and OTI designed to provide to MSB the economic and other benefits intended to be assigned or transferred to MSB under the relevant Non-Assignable Asset. Without limiting the generality of the foregoing, the beneficial interest in and to any Non-Assignable Asset, to the fullest extent permitted by the relevant Contract or Regulatory Materials and Authorization and applicable Law, will pass to MSB. For purposes of clarification, MSB shall not assume any Liabilities associated with any Non-Assignable Asset unless and until such Assigned Contract or Regulatory Materials and Authorizations is assigned or transferred from OTI to MSB in accordance with this Section 6.1(b).

(i) Without limiting the foregoing, but subject to the Transition Services Agreement, if the Manufacturing Services Agreement between Lonza Walkersville, Inc. and OTI dated June 17, 2008 is a Non-Assignable Asset, then at the request of MSB, OTI shall purchase any or all Product (as defined therein) for the benefit of and at the expense of MSB, and shall transfer to MSB (or its designee) all right, title and interest in and to such Product. OTI shall have no obligation to purchase any such Product until MSB provides payment for such Product to OTI.

6.2 Public Disclosures. The Parties agree that the execution of this Agreement and the Related Agreements and the intention of the Parties to consummate the Transactions shall first be announced by means of each Party (or in the case of MSB, Mesoblast Limited) issuing or causing to be issued a press release in form and substance satisfactory to, and previously agreed upon, by the Parties (each, an “Announcement PR”). Thereafter, none of OTI, MSB or their Affiliates will issue any press release or otherwise make any public statement with respect to this Agreement and the transactions contemplated hereby without the prior written consent of the other (which consent will not be unreasonably withheld, conditioned or delayed), except (a) as may be required by applicable Law (including the ASX and NASDAQ listing rules) or (b) which is consistent with the content of any Announcement PR. Notwithstanding anything in this Section 6.2 to the contrary, OTI and MSB will, to the extent practicable, consult with each other before issuing, and provide each other a reasonable prior opportunity to review and comment upon, any such press release or other public statements with respect to this Agreement and the transactions contemplated hereby, whether or not required by applicable Law and any filing of the Agreement or any Related Agreement pursuant to applicable Law with any Governmental or Regulatory Authority. Further, unless expressly agreed, the Earnout hereunder shall be described as or similar to “up to low double digit royalty on net sales.”

6.3 Further Assurances and Cooperation.

(a) Further Assurances. Subject to the terms and conditions of this Agreement, at any time and from time to time after the Closing, at a Party’s reasonable request, the other Party will execute and deliver such other instruments of sale, transfer, conveyance, assignment and confirmation, and assumption, and provide such materials and information and take such other actions as the other Party may reasonably deem necessary or desirable in order to more effectively transfer, convey and assign to MSB all of the Acquired Assets and/or to put MSB in actual possession and operating control of the Acquired Assets and/or in order to more effectively effect the assumption by MSB of the Assumed Liabilities and MSB’s operation of the Business after the Closing Date.

(b) Post-Closing Access to Books and Records. For a period of twelve (12) months following the Closing, MSB and OTI will afford each other, and their respective advisors, during normal business hours, reasonable access to those portions of Shared Books and Records in its possession with respect to periods through the Closing and the right to make copies and extracts from such portions solely to the extent that such access may be reasonably required by the requesting Party in connection with the preparation of any Tax Returns, Tax audit, Tax protest or other Action relating to Taxes. Each Party shall be entitled to recover its out-of-pocket costs and expenses (including copying costs, and legal, and accounting expenses) incurred in providing such Shared Books and Records to the other Party.

(c) Cooperation. If, in order to properly prepare any documents or reports required to be filed with any Governmental or Regulatory Authority, it is necessary that either MSB or OTI be furnished with additional information, documents or records relating to the Business, the Acquired Assets, the Excluded Liabilities or the Assumed Liabilities not referred to in Section 6.3(b), and such information, documents or records are in the possession or control of the other Party, such other Party will use its commercially reasonable efforts to furnish or make available such information, documents or records (or copies thereof) at the recipient’s reasonable request and at recipient’s cost and expense; provided, further, that each Party agrees that it shall, and shall cause its Representatives to, hold in confidence such materials, and shall not use any such information except in connection with performance pursuant to this Section 6.3(c); provided, however, that such obligation shall not apply to information that (i) is or becomes generally available to the public or otherwise part of the public domain other than through any act or omission of the non-disclosing in breach of this Agreement; (ii) becomes known to the non-disclosing party from or through a third Person not under an obligation of non-disclosure to the disclosing party or (iii) in the case of the information described in (c) only, was already known to the non-disclosing party at the time of disclosure, other than under an obligation of confidentiality. The Parties will each provide the other with such assistance as may reasonably be requested in connection with the preparation of any Tax Return relating to the Business or Acquired Assets, or the audit or other examination by any Tax authority or judicial or administrative proceeding relating to or liability for Taxes arising out of the conduct of the Business or ownership of the Acquired Assets.

(d) Further Transfers/Retransfers. If, at any time and from time to time after the Closing, MSB identifies to OTI in writing any specific asset, property or right that it reasonably determines (i) is within the definition of Acquired Assets but has not been delivered to MSB pursuant to Section 6.1 or otherwise and (ii) in MSB’s reasonable judgment, is, or is likely to be, material to the continued conduct of the Business, including the development, manufacture or commercialization of any Product, then OTI shall use commercially reasonable efforts to promptly deliver such asset to MSB (or, if undeliverable, provide MSB with the benefit thereof). Similarly, if, at any time and from time to time after the Closing, OTI identifies to MSB any specific asset, property or right in writing that it reasonably determines that (A) is not within the definition of Acquired Assets but has been inadvertently delivered to MSB pursuant to Section 4.2 or otherwise and (B) in OTI’s reasonable judgment, is, or is likely to be, material to the continued conduct of the Excluded Business conducted by OTI as of the date hereof, then MSB shall use commercially reasonable efforts to promptly reconvey such asset, property or right to OTI (or, if the reconveyance is impractical, provide OTI with the benefit thereof).

(e) Notice to Contractual Parties. Without limiting Section 6.4, OTI shall notify (pursuant to a form mutually agreed by the Parties) each counter-party to each Assigned Contract which is indicated on Schedule 1.1-B as an Assigned Contract for which notification is being provided, within five (5) Business Days after the Closing, that the applicable Assigned Contract has been assigned to MSB pursuant to this Agreement.

(f) Notices to Governmental and Regulatory Authorities. Within five (5) Business Days after the Closing, OTI shall send such letters or other correspondence and make such filings as is necessary for the transfer and assignment of all Assigned Regulatory Materials and Authorizations to MSB.

6.4 Consents. OTI shall use commercially reasonable efforts to obtain the consents, waivers and approvals listed in Section 5.1(c)(ii) of the Disclosure Schedules (the “Consents”). The Consents shall be in a form acceptable to MSB.

6.5 License. At the Closing, MSB shall grant, and hereby grants to OTI the licenses and other rights set forth in Exhibit 6.5.

6.6 Insurance. OTI shall maintain insurance policies to cover any claims associated with clinical trials with respect to Products conducted by or on behalf of OTI prior to the Closing. In addition the Parties shall discuss the possibility of OTI purchasing endorsements to its existing policies with respect to such clinical trials at MSB’s expense to cover MSB’s continuation of such clinical trials.

ARTICLE 7

Indemnification

7.1 Indemnification by OTI and MSB.

(a) Indemnification by OTI. Subject to the terms and conditions of this Agreement, OTI will indemnify and hold harmless MSB, its Affiliates and their respective officers, directors, managers, employees, agents, successors and permitted assigns (collectively, the “MSB Indemnified Parties”) against and in respect of any Damages suffered or incurred by any MSB Indemnified Party based upon, arising out of or otherwise in respect of any of the following:

(i) any breach or inaccuracy of any representation or warranty of OTI contained in Section 5.1 of this Agreement, in any Related Agreement or the Restriction Agreement;

(ii) any breach of or failure to perform any covenant, agreement or obligation of OTI in this Agreement, in any Related Agreement or the Restriction Agreement; or

(iii) the Excluded Liabilities, including the conduct of the Business prior and up to the Closing.

(b) Indemnification by MSB. Subject to the terms and conditions of this Agreement, MSB will indemnify and hold harmless OTI and its officers, directors, managers, employees, agents, successors and permitted assigns (collectively, the “OTI Indemnified Parties”) against and in respect of any Damages suffered or incurred by any OTI Indemnified Party based upon, arising out of or otherwise in respect of any of the following:

(i) any breach or inaccuracy of any representation or warranty of MSB contained in Section 5.2 of this Agreement;

(ii) any breach of or failure to perform any covenant, agreement or obligation of MSB in this Agreement or in any Related Agreement; or

(iii) the Assumed Liabilities, including the conduct of the Business from and after the Closing.

7.2 Indemnification Procedures.

(a) Claim Notice. If a Person entitled to indemnification under this Article 7 (the “Indemnified Party”) intends to make a claim for Damages (any, a “Claim”) against the Party obligated to provide such indemnification (the “Indemnifying Party”), then the Indemnified Party will give written notice (a “Claim Notice”) to the Indemnifying Party promptly after the Indemnified Party becomes aware and appreciates that any fact, condition or event is likely to give rise to Damages for which indemnification may be sought under this Article 7. Each Claim Notice must describe in reasonable detail the nature and amount of the Claim, the basis of the Indemnified Party’s request for indemnification under this Agreement and all material information in the Indemnified Party’s possession relating to such Claim, including any fact, condition or event giving rise to the Damages giving rise to the Claim. The failure to give such prompt written notice shall not relieve the Indemnifying Party of its indemnification obligations hereunder, except to the extent the Indemnifying Party is materially prejudiced thereby. Notwithstanding the foregoing, a Claim Notice that relates to a representation or warranty that is subject to the survival period set forth in Section 7.3 must be made within such survival period, whether or not the Indemnifying Party is prejudiced by any failure to give a Claim Notice relating thereto. Notwithstanding anything to the contrary contained herein, with respect to any Claim that is not a Third-Party Claim, “Damages” shall exclude all indirect, consequential and punitive damages and the Indemnified Party shall have no right to recover any such damages.

(b) Third-Party Claim.

(i) Without limiting the Indemnified Party’s obligations under Section 7.2(a), if the Claim for which indemnification is being sought arises from any Action brought by a third Person (a “Third-Party Claim”) against the Indemnified Party, then the Claim Notice therefor shall include copies of all material written evidence thereof and all filings that have been made by such third Person in connection therewith and served on the Indemnified Party, and shall indicate the estimated amount, if reasonably practicable, of the Damages that have been or may be incurred by the Indemnified Party.

(ii) Subject to the conditions of this Section 7.2(b)(ii), the Indemnifying Party shall have the right to control the conduct of the defense of any Third Party Claim, at the Indemnifying Party’s expense and using counsel selected by the Indemnifying Party to which the Indemnified Party has no reasonable objection. Notwithstanding the foregoing, the Indemnifying Party shall not be permitted to control the conduct of the defense of any Third Party Claim unless (A) within 30 days (or such longer period of time as the Indemnified Party and the Indemnifying Party may mutually agree in writing) after the Indemnified Party’s delivery of a written notice of a Third-Party Claim pursuant to Section 7.2(b)(i), the Indemnifying Party gives written notice to the Indemnified Party that it intends to assume and conduct the defense and settlement of such Third-Party Claim; (B) the Indemnifying Party acknowledges in writing to the Indemnified Party (to the extent capable of being acknowledged based on the information provided) that there exists an indemnification obligation by the Indemnifying Party relating to such Third-Party Claim; (C) the amount reasonably claimed in such Third-Party Claim, together with any amounts that are reasonably necessary to satisfy any unsatisfied Claim made by the Indemnified Party is less than or equal to the then applicable limitations of liability for indemnification with respect to such Third-Party Claim as provided herein; (D) such Third-Party Claim does not involve criminal or regulatory enforcement action or seek an injunction or other equitable relief against the Indemnified Party or any of its affiliates; (E) no legal conflict exists between the Indemnified Party and the Indemnifying Party in connection with the defense of such Third-Party Claim; (F) the conduct of the defense of, settlement of or an adverse resolution with respect to such Third-Party Claim would not reasonably be expected to be adverse in any material respect to the Indemnified Party’s or any of its affiliates’

reputation, business or operations; and (G) the Indemnified Party actively and diligently conducts the defense of such Third Party Claim. The Indemnifying Party will lose any previously acquired right to control the defense of any Third-Party Claim if for any reason any of the foregoing conditions set forth in clause (B) through clause (G) of the preceding sentence are no longer satisfied, and the Indemnified Party will have the right to take over the control of such defense.

(iii) If the Indemnifying Party is exercising a right to control the conduct of the defense of a Third-Party Claim, the Indemnified Party shall have the right to participate in the defense of such Third-Party Claim at its own expense and with its own counsel and the Indemnifying Party shall keep the Indemnified Party reasonably informed as to the progress of such Third-Party Claim. The Indemnifying Party may not consent to the entry of any judgment or enter into any compromise or settlement with respect to any Third Party Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld, conditioned or delayed) unless the Indemnifying Party is exercising a right to control the conduct of the defense of a Third-Party Claim and the terms, conditions and existence of such judgment, compromise or settlement are confidential and such judgment, compromise or settlement (A) provides for the payment by the Indemnifying Party of money as sole relief for the claimant; (B) results in a dismissal with prejudice of such Third-Party Claim, including a full and general release of the Indemnified Party and its Affiliates from all liabilities arising or relating to, or in connection with, the Third-Party Claim; and (C) includes an affirmative statement that there is no finding or admission of any violation of any law or the rights of any person or entity, and has no adverse effect on any other claims that may be made against the Indemnified Party. The Indemnified Parties will have no liability with respect to any compromise or settlement of, or the entry of any judgment arising from, any Third-Party Claim effected without the Indemnified Party’s consent.

(iv) If the Indemnifying Party elects not to control or is not entitled to control the conduct of the defense of a Third-Party Claim, then the Indemnified Party shall have the right to control the conduct of the defense of the Third Party Claim, at the Indemnifying Party’s expense and using counsel selected by the Indemnified Party to which the Indemnifying Party has no reasonable objection. In such event, the Indemnifying Party shall have the right to participate in the defense of such Third-Party Claim at its own expense and with its own counsel, and the Indemnified Party shall keep the Indemnifying Party reasonably informed as to the progress of such Third-Party Claim. If the Indemnified Party is exercising a right to control the conduct of the defense of a Third-Party Claim, then except with the written consent of the Indemnifying Party (which shall not be unreasonably withheld, conditioned or delayed), the Indemnified Party may not consent to the entry of any judgment or enter into any compromise or settlement with respect to any Third Party Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld, conditioned or delayed).

7.3 Survival. The representations and warranties contained in Sections 5.1(a) (“Organization and Existence”), 5.1(b) (“Authority and Approval”), 5.1(j)(i) (“Title”), 5.1(m) (“No Brokers”), 5.2(a) (“Organization and Existence”), 5.2(b) (“Authority and Approval”), and 5.2(g) (“No Brokers”) (with respect to each Party, the “Fundamental Representations”) will survive the Closing until sixty (60) calendar days after the expiration of the applicable statute of limitations and the representations and warranties set forth in Sections 5.1(l) (“Intellectual Property”) and 5.1(o)(iv) will survive until thirty-six (36) months following the Closing Date. All other representations and warranties contained in this Agreement will survive the Closing for a period ending upon the earlier of (a) the completion of MSB’s audit of the first fiscal year that ends following the Closing or (b) the date that is eighteen (18) months following the Closing Date (the “Survival Date”), at which time they shall terminate, be void and of no further force or effect. No indemnification will be payable for any Claim for Damages pursuant to Section 7.1(a)(i) or Section 7.1(b)(i) with respect to any inaccuracy or breach of any representation or warranty after termination of the applicable survival period specified in this Section 7.3, except with respect to Claims made prior to such termination pursuant to Section 7.2 but not then resolved (such representation or warranty surviving with respect to such Claim until resolution of such Claim).

7.4 Limitations. The rights to indemnification under Sections 7.1(a) and 7.1(b) are subject to the following limitations:

(a) Cap. The aggregate amount which all MSB Indemnified Parties will be entitled to receive for all claims under Section 7.1(a) is limited to ten percent (10%) of the value of all consideration (whether cash or MSB Ordinary Shares) actually paid by MSB to OTI pursuant to Sections 3.1 and 3.2 (the “Cap”). For such purposes, the value of any MSB Ordinary Shares shall be deemed the amount against which such MSB Ordinary Shares were issued pursuant to Section 3.1 or 3.2, as applicable.

(b) Deductible. OTI will have no obligation to indemnify any MSB Indemnified Parties for any Claims under Section 7.1(a) until the aggregate amount of all Damages incurred by MSB Indemnified Parties for which a Claim is brought under Section 7.1(a), exceeds $250,000 (the “Deductible Amount”), and thereafter OTI shall only be liable for Damages in excess of the Deductible Amount, subject to the Cap.

(c) Exclusions from Sections 7.4(a) and 7.4(b) Limitations. The limitations under Sections 7.4(a) and 7.4(b) will not apply with respect to (i) any Claims for indemnification under Section 7.1(a)(i) with respect to any misrepresentation or breach by OTI of any Fundamental Representations, or (ii) any Claims for indemnification under Section 7.1(b)(i) with respect to any misrepresentation or breach by MSB of any Fundamental Representation; provided, however, that (1) the aggregate amount which all MSB Indemnified Parties will be entitled to receive with respect to any misrepresentation or breach of a Fundamental Representation, when taken together with all other Claims under Section 7.1(a)(i) and (ii), shall be limited to the amount actually received by OTI pursuant to Sections 3.1 and 3.2; (2) the aggregate amount which all MSB Indemnified Parties will be entitled to receive with respect to any Claims for indemnification under Section 7.1(a)(iii), shall not be capped; (3) the aggregate amount which all OTI Indemnified Parties will be entitled to receive with respect to any misrepresentation or breach of a Fundamental Representation, when taken together with all other Claims under Section 7.1(b)(i) and (ii), shall be limited to the amount actually received by OTI pursuant to Sections 3.1 and 3.2; (4) the aggregate amount which all of OTI Indemnified Parties will be entitled to receive with respect to any Claims for indemnification under Sections 7.1(b)(iii), shall not be capped; and (5) MSB shall have the right to offset any Claims that would have been indemnifiable by OTI hereunder but for the Cap (any “Excess Damages”) against ten (10%) of the amounts payable to OTI under Sections 3.1 and 3.2 until such time as such Excess Damages have been fully offset.

(d) Other Limitations. Notwithstanding anything to the contrary contained in this Agreement or otherwise, the Parties expressly intend and agree as follows:

(i) The amount of any Damages incurred by an Indemnified Party shall be reduced by any amount actually recovered by such Indemnified Party with respect thereto under any insurance coverage (net any costs and expenses, including the present value of any insurance premium increases); provided, however, that no Indemnified Party shall be obligated to seek any such proceeds, benefits or recoveries.

(ii) The indemnification provisions provided for in this Article 7 will be the exclusive remedy for any breach of any representation, warranty, covenant, or agreement contained in this Agreement; provided, however, that nothing in this Agreement shall limit the rights or remedies of any Indemnified Party in connection with (A) any fraud in connection with this Agreement, the Related Agreements or the Restriction Agreement (including the negotiation or execution hereof or thereof), (B) any Related Agreement or the Restriction Agreement or (C) seeking any equitable remedies.

(iii) Each Indemnified Party shall use commercially reasonable efforts to mitigate any Damages which are the subject of Claims hereunder.

7.5 Resolution of Indemnification Disputes. If an Indemnifying Party disputes or contests the basis or amount of any Claim set forth in a Claim Notice delivered by an Indemnified Party in accordance with the provisions of Article 7, the dispute will be resolved as set forth in this Section 7.5 below.

(a) An Indemnifying Party may object to a claim for indemnification set forth in a Claim Notice by delivering to the Indemnified Party seeking indemnification a written statement of objection to the claim made in the Claim Notice (an “Objection Notice”); provided, however, that, to be effective, such Objection Notice must (A) be delivered to the Indemnified Party prior to the 60th day following the receipt of the applicable Claim Notice (such deadline, the “Objection Deadline” for such Claim Notice and the Claims for indemnification contained therein) and (B) set forth in reasonable detail the nature of the objections to the Claims in respect of which the objection is made.

(b) If the Indemnifying Party does not object in writing (as provided in Section 7.5(a)) to the Claims contained in such Claim Notice prior to the Objection Deadline for such Claim Notice, the Indemnifying Party shall be deemed to have delivered an Objection Notice on the Objection Deadline.

(c) In case an Indemnifying Party timely delivers, or is deemed to have delivered, an Objection Notice in accordance with Section 7.5(a), the Indemnifying Party and the Indemnified Parties shall attempt in good faith to agree upon the rights of the respective Parties with respect to each of such Claims. If the Indemnifying Party and the Indemnified Parties reach an agreement, a memorandum setting forth such agreement shall be prepared and signed by all applicable Parties (any claims covered by such an agreement, “Settled Claims” Any amounts required to be paid as a result of a Settled Claim shall be paid by the Indemnifying Party to the Indemnified Parties pursuant to the Settled Claim within 30 days of the applicable claim becoming a Settled Claim, subject to Section 7.4.

(d) If no such agreement can be reached after good faith negotiation prior to 45 days after delivery of an Objection Notice, then upon the expiration of such 45-day period either the Indemnifying Party or the Indemnified Parties may demand arbitration of the matter unless the amount of the Damages that is at issue is the subject of a pending litigation with a third Person, in which event arbitration shall not be commenced until such amount is ascertained or both Parties agree to arbitration, and in either such event the matter shall be settled by arbitration conducted pursuant to Section 9.2.

(e) The decision of the arbitrator or a majority of the three arbitrators, as the case may be, as to the validity and amount of any claim in such Claim Notice shall be final, binding, and conclusive upon the Parties to this Agreement. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator(s). Within 30 days of a decision of the arbitrator(s) requiring payment by an Indemnifying Party to an Indemnified Party, such Indemnifying Party shall make the payment to such Indemnified Party, subject to Section 7.4.

7.6 Tax Treatment. The Parties agree to treat all indemnification payments made pursuant to this Article 7 as adjustments to the purchase price for all Tax purposes.

ARTICLE 8

Non-Competition

8.1 General. OTI acknowledges that an important part of the benefit that MSB will receive in connection with the Transactions is the ability to conduct the Business free from competition from OTI, either directly or indirectly through a legal entity which OTI controls, is controlled by or is under common control with. In order that MSB may enjoy such benefits, for a period of eight (8) years from the Closing Date (the “Exclusivity Period”), OTI shall not, directly or indirectly through a legal entity which OTI controls, is controlled by or is under common control with, develop, manufacture or commercialize (including seeking Marketing Authorizations for), or authorize, license or otherwise assist any third Person in developing, manufacturing or commercializing (including providing access or right of reference to filings of OTI with any Governmental or Regulatory Authority), or supply to any third Person, any product containing or derived from any ceMSC or any other culture expanded stem cell that can progress to more than one (1) mesenchymal lineage. Additionally, OTI hereby waives any and all of its rights to enforce the terms of any non-competition or similar agreement with any former employee of OTI solely with respect to any such former employee’s employment with MSB beginning after the Closing Date.

8.2 Enforceability. If any Governmental or Regulatory Authority determines that the foregoing restrictions are too broad or otherwise unreasonable under applicable Law in a particular country, the Governmental or Regulatory Authority is hereby requested and authorized by the Parties to revise the foregoing restrictions to include the maximum restrictions allowable under applicable Law in such country. Each of the Parties acknowledges, however, that this Article 8 has been negotiated by the Parties and that the restrictions set forth in Section 8.1 including the Exclusivity Period is reasonable in light of the circumstances pertaining to the Parties.

8.3 Equitable Relief. Notwithstanding any other provision of this Agreement, it is understood and agreed that the remedy of indemnification pursuant to Article 7 and other remedies at law would be inadequate in the case of any breach of the covenants contained in this Article 8, and, accordingly, MSB shall be entitled to equitable relief, including the remedy of specific performance, with respect to any breach or attempted breach of such covenants.

ARTICLE 9

Miscellaneous

9.1 Governing Law and Jurisdiction. This Agreement will be governed by and be construed in accordance with the Laws of the State of New York, without regard however to the conflicts of laws principles thereof.

9.2 Resolution of Conflicts; Arbitration. Except as set forth in Section 7.5, any claim or dispute arising out of or related to this Agreement, or the interpretation, making, performance, breach or termination thereof, shall (except as specifically set forth in this Agreement) be finally settled by binding arbitration in New York, New York in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association and judgment upon the award rendered may be entered in any court having jurisdiction thereof. The arbitrator(s) shall have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding instituted to resolve a dispute.

(a) Selection of Arbitrators. Such arbitration shall be conducted by a single arbitrator chosen by mutual agreement of MSB and OTI. Alternatively, at the request of either Party before the commencement of arbitration, the arbitration shall be conducted by three independent arbitrators, none of whom shall have any competitive interests with MSB or OTI. MSB and OTI shall each select one arbitrator. The two arbitrators so selected shall select a third arbitrator.

(b) Discovery. The arbitrator or arbitrators, as the case may be, shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the Parties an opportunity, adequate in the sole judgment of the arbitrator or majority of the three arbitrators, as the case may be, to discover relevant information from the opposing Parties about the subject matter of the dispute. The arbitrator, or a majority of the three arbitrators, as the case may be, shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions for discovery abuses, including attorneys’ fees and costs, to the same extent as a competent court of law or equity, should the arbitrators or a majority of the three arbitrators, as the case may be, determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification.

(c) Decision. The decision of the arbitrator or a majority of the three arbitrators, as the case may be, as to any claim or dispute (including the validity and amount of any indemnification claim set forth in a Claim Notice) shall be final, binding, and conclusive upon the Parties to this Agreement. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator(s).

(d) Other Relief. The Parties may apply to a court of competent jurisdiction for a temporary restraining order, preliminary injunction or other interim or conservatory relief, as necessary, without breach of this arbitration provision and without abridgement of the powers of the arbitrator(s).

(e) Costs and Expenses. The Parties agree that each Party shall pay its own costs and expenses (including counsel fees) of any such arbitration, and each Party waives its right to seek an order compelling the other Party to pay its portion of its costs and expenses (including counsel fees) for any arbitration.

9.3 Notices. All notices and other communications hereunder will be in writing and will be deemed to have been duly given when delivered in person, by facsimile, receipt confirmed, or on the next Business Day when sent by overnight courier or on the third Business Day after being sent when sent by registered or certified mail (postage prepaid, return receipt requested) to the respective Party at the following addresses (or at such other address for a Party as will be specified by like notice):

If to OTI, to:

Osiris Therapeutics, Inc.

7015 Albert Einstein Avenue

Columbia, Maryland 21046

Attention: Chief Executive Officer

Telecopy: +(443) 283-4259

and an additional copy (which will not constitute notice to OTI) to:

McKenna Long & Aldridge LLP

303 Peachtree Street, Suite 5300

Atlanta, Georgia 30308

Attention: Michael Cochran

Telecopy: +(404) 527-4198

If to MSB to:

Mesoblast International Sàrl

Route de Pre-Bois 20

c/o Accounting & Management Service

SA, 1217 Meyrin, Switzerland

and

Mesoblast Limited

Level 39, 55 Collins Street

Melbourne, Victoria 3000

Australia

Attention: General Counsel

Telecopy: + 61396396030

and an additional copy (which will not constitute notice to MSB) to:

Wilson Sonsini Goodrich & Rosati, P.C.

650 Page Mill Road

Palo Alto, California 94304

Attention: Selwyn Goldberg

Telecopy: +(650) 493-6811

9.4 Amendments.

(a) This Agreement may be amended, superseded, canceled, renewed, or extended, and the terms hereof may be waived, only by a written instrument signed by the Parties hereto or, in the case of a waiver, by the Party against whom the waiver is to be effective. Neither the failure nor any delay by any Party in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable Law (i) no claim or right arising out of this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Party, (ii) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given, and (iii) no notice to or demand on one Party will be deemed to be a waiver of any obligation of such Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

(b) A failure or omission of any Party to insist, in any instance, upon strict performance by another Party of any term or provision of this Agreement or to exercise any of its rights hereunder will not be deemed a modification of any term or provision hereof or a waiver or relinquishment of the future performance of any such term or provision by such Party, nor will such failure or omission constitute a waiver of the right of such Party to insist upon future performance by another Party of any such term or provision or any other term or provision of this Agreement.

9.5 Entire Agreement. This Agreement, together with the Disclosure Schedules, all Exhibits and Schedules hereto and the documents, agreements, certificates and instruments referred to herein and therein, constitutes the entire agreement between the Parties and with respect to the subject matter hereof and supersedes all prior representations, warranties, agreements, and understandings, oral or written, with respect to such matters (including the LOI and the Confidentiality Agreement dated as of 8 January 2013 between Mesoblast Limited and OTI) and other than any written agreement of the Parties that expressly provides that it is not superseded by this Agreement. The Parties acknowledge that OTI and Mesoblast Limited have entered into and delivered that certain Guarantee simultaneously herewith pursuant to which Mesoblast Limited agrees to guarantee the performance of MSB hereunder, all on the terms and conditions set forth therein (the “Guarantee”).

9.6 No Assignment; Binding Effect. This Agreement is not assignable by any Party without the prior written consent of the other Party. Notwithstanding the foregoing, MSB shall be permitted, without the consent of OTI, to assign this Agreement (a) to its Affiliates or to perform this Agreement, in whole or in part, through its Affiliates, provided that MSB shall be primarily liable and responsible for performance by any such Affiliate hereunder, or (b) to any successor or third Person that acquires all or substantially all of the assets to which this Agreement relates by sale, transfer, merger, reorganization, operation of law or otherwise; provided that the assignee agrees in writing to be bound to the terms and conditions of this Agreement. In the event of an assignment permitted under this Section 9.6, the assigning Party shall notify the other Party in writing of such assignment. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their successors and permitted assigns. Any assignment not in accordance with this Section 9.6 shall be null and void.

9.7 Invalidity. In the event that any provision of this Agreement is declared to be void or unenforceable, the remainder of this Agreement will not be affected thereby and will remain in full force and effect to the extent feasible in the absence of the void and unenforceable declaration. The Parties furthermore agree to execute and deliver such amendatory contractual provisions to accomplish lawfully as nearly as possible the goals and purposes of the provision so held to be void or unenforceable.

9.8 Counterparts. This Agreement may be executed in multiple counterparts, each in hardcopy and each of which will be deemed an original but all of which together will constitute one and the same instrument.

9.9 Incorporation by Reference. The Disclosure Schedules and other Schedules and Exhibits and the documents referenced therein constitute integral parts of this Agreement and are hereby incorporated by reference herein.

9.10 Time of the Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

9.11 Specific Performance. The Parties agree that irreparable damages would occur in the event any provision of this Agreement is not performed in accordance with the terms hereof and each of the Parties will be entitled to specific performance of the terms hereof or injunctive relief, in addition to any other remedy at law or in equity that may be available under applicable Law.

9.12 No Third Party Beneficiaries. Except for Article 7 as provided therein, the terms and provisions of this Agreement are intended solely for the benefit of the Parties hereto and their respective successors and permitted assigns, and it is not the intention of the Parties hereto to confer third Person beneficiary rights upon any other Person.

9.13 Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated hereby are consummated, each Party hereto will pay its own costs and expenses incurred in connection with the negotiation, execution and closing of this Agreement, the Related Agreements, the Restriction Agreement, other agreements and documents contemplated hereby and the Transactions.

[The remainder of this page left blank intentionally; signature pages follows.]

IN WITNESS WHEREOF, each Party, intending legally to be bound, has caused this Purchase Agreement to be duly executed and delivered in accordance with Section 4.1.

OTI

OSIRIS THERAPEUTICS, INC.

By:	/s/ Philip R. Jacoby, Jr.

Print Name:	Philip R. Jacoby, Jr.

Title:	Chief Financial Officer & Secretary

MSB

Executed by MESOBLAST INTERNATIONAL SÁRL

/s/ Challancin Ralph	/s/ Silviu Itescu
Signature of director	Signature of director

Challancin Ralph	Silviu Itescu
Print name above	Print name above

EXHIBIT 3.1

CLOSING AND CONTINGENT CONSIDERATION

(a) Closing Consideration. Upon the second Business Day immediately following the Closing, MSB shall deliver to OTI a cash payment in immediately available funds in the amount of the Closing Consideration, payable to the account designated in writing by OTI no later than two (2) Business Days prior to the Closing Date. On the date that is six (6) months after the Closing Date (or if such date is not a Business Day, the immediately following Business Day), MSB shall deliver to OTI a cash payment in immediately available funds of $15,000,000, payable to the account designated in writing by OTI no later than two (2) Business Days prior to such date.

(b) Contingent Consideration. Following the Closing, as further consideration for OTI’s sale and assignment of the Acquired Assets, MSB shall pay to OTI the following one-time amounts in accordance with this paragraph (b) and subject to Section 3.2(b) (collectively, the “Contingent Consideration”):

(i) $15,000,000 payable upon the delivery of the Scheduled Assets in accordance with Section 2.2 of the Transition Services Agreement;

(ii) $20,000,000 payable upon, and subject to, receipt of the first Marketing Authorization for a Prochymal Product for any indication in the United States;

(iii) $10,000,000 payable upon, and subject to, receipt of the earlier of (A) the first Marketing Authorization for a Prochymal Product for any indication in any of France, Germany or the United Kingdom or (B) the first Marketing Authorization for a Prochymal Product from the European Medicines Agency (for clarity, any approval of a Marketing Authorization by Swissmedic shall not fulfill the requirements of this paragraph (b)(iii));

(iv) $10,000,000 payable upon (A) the enrollment of the 330th patient meeting the applicable criteria as set forth in the protocol entitled “A Phase TTT, multicenter, placebo-controlled, randomized, double-blind study to evaluate the safety and efficacy of PROCHYMAL® (ex vivo cultured adult human mesenchymal stem cells) intravenous infusion for the induction of remission in subjects experiencing treatment-refractory moderate-to-severe Crohn’s disease” analyzed by the intention-to-treat (TTT) approach in OTI’s ongoing Phase 3 clinical trial for Prochymal Product in Crohn’s disease (the “Phase 3 Crohn’s Trial”) or (B) MSB’s determination in its sole discretion to discontinue enrollment of subjects into such clinical trial for any reason; and

(v) $10,000,000 payable upon the earlier of (A) MSB’s receipt of the final statistical report from the Phase 3 Crohn’s Trial indicating the primary endpoint was achieved in that trial or (B) MSB’s filing for Marketing Approval for a Prochymal Product in the United States or any country within the European Union for treatment of Crohn’s disease.

For purposes of paragraphs (b)(ii) through (v), MSB shall provide updates (A) within thirty (30) days of the end of each calendar quarter regarding the status of each event referenced in such sections as giving rise to a payment obligation of MSB, and (B) within ten (10) Business Days of the actual occurrence of an event which gives rise to a payment obligation of MSB in such paragraphs.

EXHIBIT 3.2

EARNOUT

In addition to the amounts payable under Section 3.1, until the earlier of (x) ten (10) years after the first commercial sale of an Earnout Product in any country and (y) the first commercial sale of any competing product containing any ceMSC in any country by a Person other than MSB, its Affiliates or a Person authorized by MSB or its Affiliates whether pursuant to a sale, transfer, assignment or license of any Product (the “Earnout Period”), MSB shall pay to OTI the following payments in accordance with Section 3.2 (each such payment, an “Earnout”):

(vi) for the portion of the accrued Annual Net Sales less than or equal to $250,000,000, MSB shall pay to OTI an amount in cash equal to four percent (4%) of such portion of the accrued Annual Net Sales;

(vii) for the portion of the accrued Annual Net Sales greater than $250,000,000 and less than or equal to $500,000,000, MSB shall pay to OTI an amount in cash equal to six percent (6%) of such portion of the accrued Annual Net Sales;

(viii) for the portion of the accrued Annual Net Sales greater than $500,000,000 and less than or equal to $750,000,000, MSB shall pay to OTI an amount in cash equal to eight percent (8%) of such portion of the accrued Annual Net Sales; and

(ix) for the portion of the accrued Annual Net Sales greater than $750,000,000, MSB shall pay to OTI an amount in cash equal to ten percent (10%) of such portion of the accrued Annual Net Sales.

EXHIBIT 3.4

TAX ALLOCATION

EXHIBIT 6.5

LICENSES BACK

(a) Grant. At the Closing, MSB shall grant, and hereby grants, to OTI:

(i) a fully paid-up, royalty-free, irrevocable, and worldwide non-exclusive license (or, as applicable, sub-license) under the patents and patent applications listed on Schedule 6.5(i) (the “Listed Patents”), together with (A) all patents that issue as a result of any of those patent applications, (B) all provisionals, continuations, continuations-in-part, divisions, substitutions, renewals, reissues, reexaminations, and extensions relating to any Listed Patents, and (C) all related foreign patent and patent applications that are counterparts to any Listed Patents (collectively, the “6.5(i) Patents”), solely for purposes of OTI’s conduct of the Excluded Business, but in all events such purposes shall exclude all research, development, manufacture, use, sale, offer for sale or importation of any ceMSC or other culture expanded stem cells or products incorporating or made using any ceMSC or other culture expanded stem cells.

(1) OTI shall have the right to grant sublicenses under the 6.5(i) Patents in connection with OTI’s conduct of the Excluded Business and solely within the scope of the foregoing license, provided that each sublicensee shall agree to comply with the terms of Section 8.1 of this Agreement.

(2) From and after the Closing, in the event MSB determines in its discretion to abandon or not to maintain any 6.5(i) Patents, then MSB shall notify OTI and the Parties shall discuss in good faith the possibility of OTI taking over the prosecution and maintenance of such Licensed-Back TP consistent with its rights thereunder pursuant to Section (d) below.

(ii) a fully paid-up, royalty-free, irrevocable, perpetual and worldwide exclusive license, including the right to sublicense to Nuvasive and authorize Nuvasive to further sublicense through multiple tiers of sublicensing, under the patents and patent applications listed on Schedule 6.5(ii) (the “6.5(ii) Patents”) to research, develop, make, have made, use, offer to sell, sell, import, export and otherwise offer to dispose or dispose of Nuvasive Products in the Nuvasive Exclusive Field, all in accordance with the Nuvasive Agreement; and

(iii) a fully paid-up, royalty-free, irrevocable, perpetual and worldwide non-exclusive license, including the right to sublicense Nuvasive and authorize Nuvasive to sublicense through multiple tiers of sublicensing pursuant to OTI’s approval (which approval OTI has granted prior to the date hereof or will grant after the date hereof only upon mutual agreement with MSB) under the 6.5(ii) Patents to research, develop, make, have made, use, offer to sell, sell, import, export and otherwise offer to dispose or dispose of Nuvasive Products in the Nuvasive Non-Exclusive Field, all in accordance with the Nuvasive Agreement.

(b) Nuvasive Agreement. OTI has made available to MSB a true and accurate copy of the Nuvasive Agreement as in effect as of the date hereof. OTI shall not amend the Nuvasive Agreement in a manner that would adversely and materially affect the rights or obligations of MSB under this Agreement.

(c) Certain Definitions. For purposes of this Exhibit 6.5 only the following terms shall have the meanings given thereto:

(i) “Nuvasive” means Nuvasive, Inc., a Delaware corporation, with its primary executive offices at 7475 Lusk Boulevard, San Diego, CA 92121.

(ii) “Nuvasive Agreement” means that certain License Agreement between OTI and Nuvasive dated July 24, 2008, as amended pursuant to that certain Amendment No. 1 dated July 24, 2008 and pursuant to that certain Amendment No. 2 dated December 9, 2010.

(iii) “Nuvasive Exclusive Field” means the Exclusive Field as defined in the Nuvasive Agreement.

(iv) “Nuvasive Field” means the Nuvasive Exclusive Field and the Nuvasive Non-Exclusive Field.

(v) “Nuvasive Non-Exclusive Field” means the Non-Exclusive Field as defined in the Nuvasive Agreement.

(vi) “Nuvasive Product” means a Product as defined in the Nuvasive Agreement.

(d) Prosecution and Maintenance. From and after the Closing, in the event MSB determines in its discretion to abandon or not to maintain any 6.5(i) Patents or 6.5(ii) Patents (collectively, the “Licensed-Back TP”), then MSB shall promptly notify OTI at least sixty (60) days prior to any such abandonment or forfeiture and MSB shall also provide OTI during that same sixty (60) day period with the right, at its discretion, to assume and control the prosecution and maintenance of such Licensed-Back TP at its own expense and in its own name. In the event OTI elects to assume and control such prosecution and maintenance, then MSB shall promptly assign, and hereby assigns, all right, title, and interest in and to such Licensed-Back TP to OTI and MSB further agrees to execute such documents and take such actions as OTI may reasonably request to evidence and perfect the foregoing assignment and OTI’s rights in and to such Licensed-Back TP; provided that MSB shall retain and OTI hereby grants to MSB a fully-paid-up, royalty-free, worldwide non-exclusive license under such Licensed-Back TP (with the right to grant and authorize sublicenses in connection with the research, development, manufacture, use, sale, offer for sale and importation of products by or under authority of MSB and its Affiliates).

(e) Enforcement. From and after the Closing, in the event either Party reasonably believes any Licensed-Back TP is infringed by a third Person in competition with any business of OTI that is not in violation of Section 8.1 of this Agreement, MSB shall have the first right to initiate an action to enforce any Licensed-Back TP against such infringement at its own expense and retain all recoveries therefrom, and OTI shall have the right to be represented by its own counsel in such action at OTI’s expense. In the event MSB elects not to initiate an action to enforce any Licensed-

Back TP against such infringement, within ninety (90) days of a request by OTI to do so (or within such shorter period which may be required to preserve the rights to bring any such action), OTI may initiate such action at its expense and retain all recoveries therefrom, and MSB shall join in such action for the purposes of standing, if necessary at OTI’s request and expense.

(f) Nuvasive Agreement. MSB acknowledges and agrees that MSB is not acquiring any of OTI’s rights or obligations under the Nuvasive Agreement and the Nuvasive Agreement remains in full force and effect in accordance with its terms, including, but not limited to, Nuvasive’s rights with respect to the pursuit of enforcement actions. MSB further acknowledges and agrees that it shall join any action brought by Nuvasive for purposes of standing, if necessary at OTI’s request and expense.

EXHIBIT A

[Intentionally Omitted]

EXHIBIT B

ASSUMPTION AGREEMENT

[Attached behind]

ASSUMPTION AGREEMENT

THIS ASSUMPTION AGREEMENT, made as of October 10, 2013, by and between Osiris Therapeutics, Inc. (the “Assignor”) and Mesoblast International Sàrl (the “Assignee”), is being executed pursuant to that Purchase Agreement dated as of October 10, 2013, by and among the Assignor and the Assignee (the “Agreement”).

FOR VALUE RECEIVED, Assignor hereby sells, conveys, assigns, transfers and delivers to Assignee all of its right, title and interest in and to the Assumed Liabilities (as defined in the Agreement) and Assignee hereby accepts such assignment and hereby assumes and agrees to pay, perform and discharge when due the Assumed Liabilities.

1. Assignee covenants and agrees with Assignor, its successors and permitted assigns, that Assignee will do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered any and all such further acts, instruments, papers and documents, and will give such further assurances, as may be necessary, proper or convenient to carry out and effectuate the intent and purposes of this Assumption Agreement.

2. This Assumption Agreement will inure to the benefit of the Assignor, its successors and assigns, and will bind Assignee and its successors and assigns.

3. This Assumption Agreement will be governed in all respects, whether as to validity, construction, capacity, performance or otherwise, by the laws of the State of New York applicable to contracts made and to be performed within that state.

4. If any term or provision of this Assumption Agreement will, to any extent or for any reason, be held to be invalid or unenforceable, the remainder of this Assumption Agreement will not be affected thereby and will be construed as if such invalid or unenforceable provision had never been contained herein or been applicable in such circumstances.

5. This Assumption Agreement incorporates by reference all terms, conditions and limitations contained in the Agreement.

[The remainder of this page left blank intentionally; signature page follows.]

IN WITNESS WHEREOF, each Party, intending legally to be bound, have caused this Assumption Agreement to be duly executed as of the day and year first herein above written.

ASSIGNOR:

OSIRIS THERAPEUTICS, INC.

By:

Print Name:

Title:

ASSIGNEE:

Executed by MESOBLAST
INTERNATIONAL SÁRL

Signature of director	Signature of director

Print name above	Print name above

EXHIBIT C

BILL OF SALE

[Attached behind]

BILL OF SALE

For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Osiris Therapeutics, Inc. (“Seller”), a Maryland corporation, hereby sells, to Mesoblast International Sàri, a Swiss société à responsabilité limitée, having an address at Route de Pre-Bois 20, c/o Accounting & Management Service SA, 1217 Meyrin, Switzerland (“Buyer”) all right, title and interest in and to the Acquired Assets as such term is defined in the Purchase Agreement of even date herewith by and between Seller and Buyer (the “Agreement”), free and clear of all Liens other than Permitted Liens (as such terms are defined in the Agreement). Buyer hereby acknowledges that Seller makes no representations or warranties hereby with respect to the Acquired Assets except as specifically set forth in the Agreement. Seller, and its respective successors and assigns shall from time to time upon the written request of Buyer, execute, acknowledge and deliver or cause to be executed, acknowledged and delivered, each and all of such further assignments, transfers, conveyances, and assurances as may reasonably be required by Buyer in order to assign, transfer, set over, convey, assure and confirm unto and vest in Buyer, its successors and assigns, title to the Acquired Assets sold by this Bill of Sale.

Executed this 10th day of October, 2013.

SELLER:

OSIRIS THERAPEUTICS, INC.

By:

Print Name:

Title:

BUYER:

Executed by MESOBLAST	)
INTERNATIONAL SÁRL	)
)

Signature of director		Signature of director

Print name above		Print name above

EXHIBIT D

GENERAL ASSIGNMENT

[Attached behind]

GENERAL ASSIGNMENT

KNOW ALL MEN BY THESE PRESENTS, That:

WHEREAS, Osiris Therapeutics, Inc. (“OTI”), and Mesoblast International Sàrl (“MSB”), have entered into a Purchase Agreement dated as of October 10, 2013 (the “Agreement”), whereby OTI has agreed to sell, assign and transfer to MSB certain Acquired Assets owned by it in accordance with the terms and provisions of the Agreement (capitalized terms not otherwise defined herein will have the meanings ascribed thereto in the Agreement).

NOW THEREFORE, in consideration of the mutual premises contained herein and in the Agreement, the receipt and adequacy of which are hereby acknowledged, OTI hereby agrees as follows:

1. OTI, pursuant to the terms and conditions of the Agreement, hereby perpetually, irrevocably and unconditionally sells, assigns, transfers, conveys, sets over, and delivers to MSB and its successors and assigns to have and to hold forever, all of OTI’s right, title, and interest in the Acquired Assets, as, at, and from the Closing Date.

2. OTI covenants and agrees with MSB and its successors and assigns that OTI will do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered any and all such further acts, instruments, papers and documents, and will give such further assurances, as may be necessary, proper or convenient to carry out and effectuate the intent and purposes of this General Assignment.

3. This General Assignment will inure to the benefit of MSB, its successors and assigns, and will bind OTI and its successors and assigns except that OTI may not assign this General Assignment without the consent of MSB.

4. This General Assignment will be governed in all respects, whether as to validity, construction, capacity, performance or otherwise, by the laws of the New York without reference to its conflicts of law provisions.

5. If any term or provision of this General Assignment will, to any extent or for any reason, be held to be invalid or unenforceable, the remainder of this General Assignment will not be affected thereby and will be construed as if such invalid or unenforceable provision had never been contained herein or been applicable in such circumstances. This General Assignment may not be amended unless mutually agreed upon in writing by both OTI and MSB, and no waiver will be effective unless signed by MSB.

[The remainder of this page left blank intentionally; signature page follows.]

IN WITNESS WHEREOF, intending legally to be bound, OTI has caused this General Assignment to be duly executed as of the day and year first herein above written.

OSIRIS THERAPEUTICS, INC.

By:

Print Name:
Title:

EXHIBIT E

INTELLECTUAL PROPERTY ASSIGNMENT

[Attached behind]

INTELLECTUAL PROPERTY ASSIGNMENT

This Intellectual Property Assignment (this “Assignment”) is dated as of October 10, 2013 (the “Effective Date”), and is entered into between Osiris Therapeutics, Inc., whose address is 7015 Albert Einstein Avenue, Columbia, Maryland 21046 (“Assignor”) and Mesoblast International Sàrl, whose address is Route de Pre-Bois 20, 1217 Meyrin, Switzerland (“Assignee”).

WHEREAS, Assignor is the record owner of the Assigned IPR (as defined below); and

WHEREAS, Assignor has agreed to sell, assign and transfer to Assignee the Assigned IPR.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Assignor hereby sells, assigns, transfers and sets over to Assignee and its successors, assigns and other legal representatives all of Assignor’s right, title and interest in and to the those patent rights listed on Attachment 1 hereto and trademark rights listed on Attachment 2, together in each case with all registrations, applications therefor, patents or trademarks (as applicable) issuing from any applications therefor, and renewals and extensions of the foregoing in the United States and for all foreign countries that are or may be secured under the laws of the United States and all foreign countries, now or hereafter in effect (collectively, the “Assigned IPR”), for Assignee’s own use and enjoyment, and for the use and enjoyment of Assignee’s successors, assigns or other legal representatives, together with all income, royalties or payments due or payable as of the Effective Date or thereafter, including all claims for damages by reason of past, present or future infringement, misappropriation or other unauthorized use of any of the Assigned IPR, with the right to sue for and collect the same for Assignee’s own use and enjoyment and for the use and enjoyment of its successors, assigns or other legal representatives. Assignor hereby waives and agrees not to enforce any rights of attribution and integrity and other moral rights Assignor may have in the Assigned IPR.

Assignor authorizes and requests the United States Commissioner of Patents and Trademarks and any other applicable government authority to record Assignee as the assignee and owner of the Assigned IPR, and issue any and all registrations thereon to Assignee, as assignee of Assignor’s right, title and interest in, to and under the same, for the sole use and enjoyment of Assignee and its successors, assigns or other legal representatives.

This Assignment will inure to the benefit of Assignee, its successors and assigns, and will bind Assignor and its successors and permitted assigns.

[The remainder of this page left blank intentionally; signature page follows.]

IN WITNESS WHEREOF, Assignor has caused this Assignment to be duly executed as of the Effective Date.

OSIRIS THERAPEUTICS, INC.

By:

Print Name:

Title:

State of MD	)
	)	SS:
County of Howard	)

On this the 10th day of October, 2013, Philip R. Jacoby Jr personally appeared before me, to me known to be the person named in and who executed the above Assignment individually, and acknowledged to me that he executed the same for the uses and the purposes therein mentioned.

SEAL

NOTARY PUBLIC

Acknowledged:

MESOBLAST INTERNATIONAL SARL

By:

Print Name:
Title:

State of New York	)
	)	SS:
County of New York	)

On this the 10th day of October, 2013, Silvio Itescu personally appeared before me, to me known to be the person named in and who executed the above Assignment individually, and acknowledged to me that he executed the same for the uses and the purposes therein mentioned.

SEAL

NOTARY PUBLIC

Attachment 1 to Intellectual Property Assignment

ATTACHMENT 1 TO INTELLECTUAL PROPERTY ASSIGNMENT

Assigned Patents

Attachment 2 to Intellectual Property Assignment

ATTACHMENT 2 TO INTELLECTUAL PROPERTY ASSIGNMENT

Assigned Trademarks

EXHIBIT F

RESTRICTION AGREEMENT

[Attached behind]

K & L GATES

Restriction Deed

MESOBLAST LIMITED

ACN 109 431 870

and

OSIRIS THERAPEUTICS INC.

K&L Gates

Melbourne office

Ref: AXG

Restriction Deed

DATE:

PARTIES:

We, the persons in:

•	Item 1 of the schedule (“Entity”);

•	Item 2 of the schedule (“Holder”),

agree as follows.

BACKGROUND:

A.	The Entity intends to issue the Restricted Securities to the Holder. The Holder has agreed that it will hold the Restricted Securities as set out in this deed.

B.	It is a condition of the Restricted Securities that the Holder will comply with this deed.

Definitions and interpretation

In this deed:

ASX means ASX Limited.

Escrow Period means the period set out in item 3 of the schedule.

Listing Rules means the ASX Listing Rules as amended from time to time.

Restricted Securities means the securities set out in item 4 of the schedule and any securities attaching to or arising out of those securities that are “restricted securities” (as defined in the Listing Rules) due to a decision by the ASX that those securities are securities that in ASX’s opinion should be treated as ‘restricted securities’.

The singular includes the plural and vice versa.

A reference to a party includes its successors, personal representatives and transferees.

Words and expressions defined in the Listing Rules, and not in this deed, have the meanings given to them in the Listing Rules.

Every warranty, deed or agreement (expressed or implied) in which more than one person joins, binds them individually and any combination of them as a group.

Escrow Restrictions

1.	The Holder will not do any of the following during the Escrow Period.

(a)	Dispose of, or agree or offer to dispose of, the Restricted Securities.

(b)	Create, or agree or offer to create, any security interest in the Restricted Securities.

(c)	Do, or omit to do, any act if the act or omission would have the effect of transferring effective ownership or control of the Restricted Securities.

(d)	Participate in a return of capital made by the Entity.

2.	To enable the Holder of Restricted Securities to accept an offer under a takeover bid during the Escrow Period or to enable Restricted Securities to be transferred or cancelled during the Escrow Period as part of a merger by way of scheme of arrangement under Part 5.1 of the Corporations Act, the Entity may consent to the removal of a holding lock on the Restricted Securities.

(b)	The Entity will not consent under clause 2(a) unless, to the extent to which they are applicable, all of the following conditions are met:

(i)	In the case of a takeover bid, the offers are for all of the ordinary securities;

(ii)	In the case of a takeover bid, holders of at least half of the securities in the bid class that are not Restricted Securities to which the offer relates have accepted;

(iii)	In the case of an off-market bid, if the offer is conditional, the bidder and the Holder agree in writing that a holding lock will be applied for each restricted security that is not bought by the bidder under the off-market bid;

(iv)	In the case of a merger by way of scheme of arrangement under Part 5.1 of the Corporations Act, the Holder and the Entity in which the Restricted Securities are held agree in writing that a holding lock will be applied if the merger does not take effect.

3.	If the ASX decides that any of the Restricted Securities are “restricted securities” as defined in the Listing Rules:

(i)	We will comply with chapter 9 of the Listing Rules,

(ii)	If any of us is not a listed entity, we will comply as if we were a listed entity, and

(iii)	Each of us will take any steps we are able to take that are necessary to enable any of the others to comply.

4.	For the Escrow Period, the Restricted Securities will be kept on the issuer sponsored subregister. The Holder hereby agrees in writing to the application of a holding lock to the Restricted Securities for the Escrow Period.

5.	If item 5 of the schedule is completed, the full particulars of security interests which have been created, or are agreed or offered to be created, in the Restricted Securities are set out. A release of the security interests is attached. Apart from this, before the Escrow Period begins, the Holder has not done, or omitted to do, any act which would breach clause 1 if done or omitted during the Escrow Period. The Holder gives this warranty.

6.	A breach of any of these warranties is a breach of this deed.

7.	If it appears to the Entity that the Holder may breach this deed, the Entity must take the steps necessary to prevent the breach, or to enforce the deed.

8.	If the Holder breaches this deed, each of the following applies.

(a)	The Entity must take the steps necessary to enforce the deed, or to rectify the breach.

(b)	The Entity must refuse to acknowledge, deal with, accept or register any sale, assignment, transfer or conversion of any of the Restricted Securities. This is in addition to other rights and remedies of the Entity.

(c)	The Holder of the Restricted Securities ceases to be entitled to any dividends, distributions or voting rights while the breach continues.

9.	The laws of the State of Victoria, Australia apply to this deed. The Holder submits to the jurisdiction of the courts of that State.

Schedule

1.	Entity’s name and address:	Mesoblast Limited ACN 109 431 870 of Level 39, 55 Collins Street, Melbourne, Victoria
2.	Holder’s name and address:	Osiris Therapeutics Inc., a Maryland corporation
3.	Escrow period (the period for which the initial Restricted Securities are escrowed):	12 months from the date of allotment
4.	Particulars of Restricted Securities:	[insert number].
5.	Particulars of security interests over Restricted Securities:	Not Applicable

EXECUTED as a deed.

Executed by Mesoblast Limited CAN	)
109 431 870 in accordance with section	)
127(1) of the Corporations Act 2001 (Cth):	)
)
)

Signature of director		Signature of director or company secretary*
*delete whichever does not apply

Name (please print)		Name (please print)

Executed by )

Executed by Osiris Therapeutics Inc. by	)
its authorized representative:	)
)
)

Name (please print)

EXHIBIT G

TRANSITION SERVICES AGREEMENT

[Attached behind]

EXHIBIT G

TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT (this “Agreement”) is made this 10th day of October, 2013 (the “Effective Date”), by and between Mesoblast International Sàrl, a Swiss societé a responsibilité limitée, having an address at Route de Pre-Bois 20, c/o Accounting & Management Service SA, 1217 Meyrin, Switzerland (“MSB”) and Osiris Therapeutics, Inc., a Maryland corporation (“OTI”). MSB and OTI are each referred to individually as a “Party” and together as the “Parties”.

RECITALS

A.	OTI and MSB are entering into a purchase agreement of even date herewith, to which this Agreement is attached as Exhibit G and pursuant to which MSB is acquiring from OTI certain assets (the “Purchase Agreement”); and

B.	In order to facilitate the orderly transfer and maintain the value of the Acquired Assets under the Purchase Agreement in an effective manner, OTI has agreed to provide to MSB certain services for the periods and on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound hereby, the Parties agree:

1. DEFINITIONS. Capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Purchase Agreement.

2. SERVICES.

2.1 Scope of Services.

(a) During the Term, OTI shall provide to MSB (i) the services set forth on Attachment 1 hereto and requested by MSB (the “Core Services”) and (ii) any additional services that (A) are reasonably necessary for the conduct of the Business or maintain the value of any Acquired Assets, (B) are requested in writing by MSB, (C) have been performed by OTI on its own behalf in connection with its conduct of the Business during the twelve (12) month period immediately prior to the Effective Date, and (D) are approved in writing by OTI, such approval not to be unreasonably withheld (the “Additional Services”, and collectively with the Core Services, the “Services”), with all such Services performed by OTI in a manner consistent with its past practice. OTI and MSB recognize that in order to provide the Services, that OTI will need to retain, at OTI’s facility in Columbia, MD, originals and/or copies of certain Assigned Books and Records and will need to retain at such facility certain tangible assets included in the Scheduled Assets (the “Transition Assets”). OTI agrees to provide MSB a list of all such Transition Assets by

November 1, 2013 (“Transition Assets Notice”). Notwithstanding anything to the contrary herein, Transition Assets shall include, but not exclusively, any and all Inventory and Tangible Personal Property necessary to continue to store, process and ship finished product Inventory from the OTI facility, including any and all quality and other product related assay work described in this Agreement.

(b) Upon MSB providing reasonable notice to OTI and, with respect to each of the Services, during the Term, OTI shall provide MSB with on-site access at OTI’s facility in Columbia, MD solely for the purpose of OTI providing reasonable information and consultation with respect to the Services. Such access shall be granted (i) during normal business hours for the first month of the term (ii) for up to twelve (12) days per month during the second and third months of the Term and (iii) for up to eight (8) days per month thereafter during the Term (in each case, during normal business hours), and on such days, MSB’s Primary Contact (as defined below) shall have access to office space within OTI’s facility during normal business hours. Any additional on-site access to OTI’s facility (“Additional Visits”) shall be subject to OTI’s agreement, not to be unreasonably withheld or conditioned. At all times, including during Additional Visits, MSB shall have access to the Overall Program Manager or the Manufacturing Program Manager, as applicable, subject only to the limitations in Sections 2.4 and 2.5, and if MSB desires to have access to other OTI personnel, such access shall be coordinated through the Overall Program Manager or the Manufacturing Program Manager (each as defined below).

2.2 Delivery of Scheduled Assets. OTI agrees to deliver, without cost to MSB (except as otherwise specifically provided for herein), the Scheduled Assets and duplicate copies of Shared Books and Records as described in this Section 2.2. Without limiting the foregoing and in connection with such delivery, OTI shall provide to MSB all indexes, directories and other similar materials in its possession or control for organizing, arranging or managing the use of Scheduled Assets and duplicate copies of Shared Books and Records, and shall use reasonable efforts to deliver such assets and records in an organized manner. In addition, OTI shall make available, at OTI’s cost, OTI personnel to provide reasonable assistance to MSB regarding gaining an understanding as to how such Scheduled Assets are so organized and to assist in the successful delivery of the Scheduled Assets. Upon the provision by OTI of the Transition Assets Notice, any and all Scheduled Assets included therein shall be considered “delivered” by OTI.

(a) Tangible Assets. With respect to the Scheduled Assets and each tangible item within the Scheduled Assets, but not including the Transition Assets, on or before November 10, 2013 (the “Notice Date”), MSB shall specify by notice to OTI in writing a location for delivery of each of such items, which may include (y) any facilities of a third Person currently possessing such item or (z) such other location as MSB may determine (each (y) and (z), the “Delivery Location”).

(i) Other than with respect to any Transition Assets, with respect to those tangible items within the Scheduled Assets for which no transfer location is designated by MSB as of the Notice Date, OTI shall have been deemed to have “delivered” such items (each, a “Held Item”) when MSB has confirmed in writing that such Held Item is available for access by MSB pursuant to this Agreement; provided that MSB shall provide such confirmation or identify any Held Items as unavailable no later than the Notice Date; provided further that if MSB fails to confirm availability of any Held Item or identify any Held Item as unavailable by the Notice Date, then availability of such Held Item shall be deemed to have been confirmed. Any subsequent transfer of each Held Item to a location specified by MSB will be the sole responsibility of MSB. Notwithstanding the foregoing, OTI shall have no obligation to store any Held Item beyond the three (3) month anniversary of the Effective Date unless alternative storage arrangements have been made and agreed to by the Parties or an agreement has been reached by the Parties for OTI to hold the Held Items for purposes of performing the Services. If no other arrangements for storage have been agreed to, then from and after the three (3) month anniversary of the Effective Date, OTI shall be free to dispose of any Held Item (other than files and records) remaining at OTI, and shall be free to ship any files or other records to a storage facility of OTI’s selection, at MSB’s sole cost and expense and shall notify MSB of the same. If MSB elects to remove any Held Item from OTI’s facility, OTI shall make such Held Item available during normal business hours, upon reasonable advance written notice. For so long the Held Items are held at OTI’s facilities, OTI shall (x) use such Held Items only for purposes of conducting activities in connection with this Agreement in a manner consistent with applicable Law, (y) keep such Held Items free of all Liens and (z) maintain such Held Items in substantially the same condition they are in at Closing, and will exercise due and proper care in the use and maintenance thereof, and will be responsible for any damage to such Held Items, excepting reasonable wear and tear, and will insure such Scheduled Assets against, loss, theft and damage under a policy naming MSB as an additional insured.

(ii) With respect to those tangible items within the Scheduled Assets for which MSB designates the Delivery Location as the facilities of the third Person holding such item as of the Closing pursuant to clause (y) (each, a “Bailed Item”), OTI shall promptly notify such third Person that such Bailed Item is owned by MSB and such Bailed Item shall be deemed to be “delivered” when OTI provides MSB reasonable documentation that such third Party has been notified that MSB is the owner of such Bailed Item (such notice by OTI to such third party not to occur before MSB designates such Delivery Location). OTI shall not take, or fail to take, any action which would prevent MSB from having the right to obtain possession of such Bailed Item in the same manner and on the terms and conditions as OTI prior to the Closing (unless otherwise agreed between MSB and such third Person). OTI shall cause there to be no outstanding obligations of OTI to such third Person with respect to such Bailed Item for any period prior to the Closing.

(iii) With respect to those tangible items within the Scheduled Assets for which MSB designates the Delivery Location as any other location pursuant to clause (z) (each, a “Shipped Item”), OTI shall promptly ship such item to the location designated by MSB (DDU, Incoterms 2010). OTI shall have been deemed to have “delivered” each such Shipped Item when OTI confirms in writing that such Shipped Item has been delivered to the carrier. In the event that MSB believes it does not receive a Shipped Item, OTI shall work with MSB, in good faith, to resolve such issue.

(b) Intangible Assets. With respect to intangible items within the Scheduled Assets (including all electronic files and records) and duplicate copies of Shared Books and Records

(each, a “Other Item”) MSB shall establish, no later than the Notice Date, a secure mechanism to transfer all such Other Items to MSB or its designee, provided that if MSB does not establish such secure mechanism by the Notice Date, then OTI shall be deemed to have “delivered” each Other Item effective as of the Notice Date. OTI shall notify MSB, in writing, once each such Other Item should have been received. OTI shall have been deemed to have “delivered” each such Other Items when MSB has confirmed in writing that such Other Item has been received; provided that MSB shall provide such confirmation or identify any Other Items as having not been received within ten (10) days of the date that OTI notifies MSB that such Other Item should have been received; provided further that if MSB fails to confirm receipt of any Other Item or identify any Other Item as not received within such ten day-period, then receipt of such Other Item shall deemed to have been confirmed. Upon confirmation of receipt of any Other Item (with the exception of copies of Shared Books and Records), OTI shall use reasonable efforts to destroy all other copies of such Other Item except to the extent OTI is required to retain the same pursuant to applicable Law (both during and after the Term). Without limiting the foregoing, OTI shall prepare appropriate Intellectual Property assignments necessary to assign all of the Assigned Intellectual Property.

(c) Scheduled Contracts.

(i) Notwithstanding anything to the contrary, if OTI includes any contract within the Scheduled Assets that MSB identifies prior to the Notice Date as one that it does not desire to be assigned, then OTI shall (i) promptly terminate (to the extent terminable) such Contract at its own expense or (ii) if non-terminable retain such Contract; provided that (A) MSB shall reimburse OTI for the first $250,000 USD incurred by OTI in terminating any such Contracts and (B) MSB shall be responsible for costs incurred under such Contract in the ordinary course from the Effective Date until the date MSB notifies OTI that it does not want such Contracts assigned. MSB shall not have the right not to accept assignment of that certain Collaboration Agreement between Osiris Acquisition II, Inc. and JCR Pharmaceuticals, Ltd. dated as of August 26, 2003 (as amended as of June 27, 2005). Without limiting the foregoing, at MSB’s request and expense, OTI shall use commercially reasonable efforts to assist MSB to amend any Assigned Contracts during the period prior to the expiration of the Notice Date.

(ii) Notwithstanding anything herein to the contrary, OTI shall retain and maintain: (i) that certain Marketing, Collaboration and License Agreement by and between OTI and BioWhittaker, Inc. (together with its successors in interest, “BioWhittaker”) effective August 11, 1999 (the “BioWhittaker License Agreement”); and (ii) that Development and Supply Agreement by and between OTI and BioWhittaker, effective August 11, 1999 (the “BioWhittaker Development Agreement”, and collectively, the “BioWhittaker Agreements”), until the earlier of ninety (90) days after the Effective Date and MSB’s notice that it desires to obtain assignment of one or both thereof. At the time of such notice by MSB, OTI shall assign and does hereby assign all of its right, title and interest in and to either or both of the BioWhittaker Agreements. For so long as OTI retains either one or both of the BioWhittaker Agreements, OTI shall (A) not amend or terminate either of the BioWhittaker Agreements, and (B) provide MSB copies of all correspondences, notices, demands, reports and the like provided by BioWhittaker to OTI under either of the BioWhittaker Agreements. If OTI receives any amounts from BioWhittaker under either of the BioWhittaker Agreements during such ninety (90) day period, then OTI shall retain such amounts, unless MSB has notified OTI that it desires to obtain assignment of one or both agreements, in which case any amounts received by OTI under such assigned agreement, less any amounts incurred by OTI with respect thereto, shall be remitted to MSB.

(iii) Notwithstanding anything herein to the contrary, OTI shall retain and maintain that certain Manufacturing Services Agreement between OTI and Lonza Walkersville, Inc. (together with its successors in interest, “Lonza”) dated June 17, 2008 (the “Lonza MSA”), until the earlier of the three (3) month anniversary of the Effective Date and MSB’s notice that it desires to obtain assignment thereof. At the time of such notice by MSB, OTI shall assign and does hereby assign all of its right, title and interest in and to the Lonza MSA. For so long as OTI retains the Lonza MSA, OTI shall (A) not amend or terminate the Lonza MSA, (B) provide MSB copies of all correspondences, notices, demands, reports and the like provided by Lonza to OTI under the Lonza MSA, and (C) not incur any cost, expense, obligation (other than the obligation to retain and maintain, as provided herein) or other liability arising out of the Lonza MSA.

Notwithstanding anything herein to the contrary, OTI’s retainment of the BioWhittaker Agreements and the Lonza MSA shall have no bearing on OTI’s satisfaction of its delivery obligations hereunder.

2.3 Primary Contact. OTI and MSB will each assign one (1) employee, respectively, to be the primary contact with respect to the Services and matters under this Agreement including coordinating interactions of the Parties and the transfer of the MSB Materials (as defined below) and the Acquired Assets (each, a “Primary Contact”). Each Party’s initial appointee for Primary Contact is set forth on Attachment 3. The Primary Contact shall have no obligation to provide Services outside of normal business hours. Subject to the terms of this Section 2.3, either Party may change its Primary Contact upon written notice to the other Party with an individual with similar background, experience and capabilities. OTI’s Primary Contact shall be the “Overall Program Manager” during the Initial Term, and shall thereafter be appointed by OTI in its sole reasonable discretion.

2.4 Overall Program Manager. OTI will assign one (1) employee to serve as the Overall Program Manager (the “Overall Program Manager”). OTI’s initial appointee for the Overall Program Manager is set forth on Attachment 3. The Overall Program Manager shall be responsible to provide and oversee transition services by OTI to MSB in the areas of Clinical (including Safety), Regulatory, and Corporate (including Legal and Finance) and shall provide general coordination of efforts during the Initial Term. The Overall Program Manager shall have no obligation to provide Services outside of normal business hours during the Initial Term, and shall have no obligation to provide Services beyond the Initial Term. OTI may change its Overall Program Manager upon written notice to MSB with an individual with similar background, experience and capabilities.

2.5 Manufacturing Program Manager. OTI will assign one (1) employee to serve as the Manufacturing Program Manager (the “Manufacturing Program Manager”). OTI’s initial appointee for Manufacturing Program Manager is set forth on Attachment 3. The Manufacturing Program Manager’s responsibilities shall be to provide and oversee transition services and coordinate delivery of transition services by OTI to MSB in the areas of Manufacturing, Logistics, QA and QC. MSB shall contact the Manufacturing Program Manager, and no other OTI personnel, with respect to transition services in the areas of Manufacturing, Logistics, QA and QC. The Manufacturing Program Manager shall have no obligation to provide Services outside of normal business hours during the Term. OTI may change its Manufacturing Program Manager upon written notice to MSB with an individual with similar background, experience and capabilities.

2.6 Performance. OTI shall perform the Services in accordance with the terms and conditions of this Agreement using the same degree of care and skill it exercises in performing similar services for itself or other third parties, consistent with past practices during the twelve (12) month period immediately prior to the Effective Date and in accordance with the instructions of MSB (provided that such instructions are not inconsistent with OTI’s past practice), but in no event less than in a timely and professional manner, in accordance with industry standards. If there is a conflict between the immediate needs of MSB and those of OTI as to the use of or access to a particular Service, which conflict cannot reasonably be avoided, OTI shall have the right to establish reasonable priorities, at particular times and under particular circumstances, as between OTI and MSB. In any such situation, OTI shall provide written notice to MSB of any changes at the earliest practical opportunity to the extent such changes would have an adverse impact on the Business, but in no event less than five (5) Business Days before such changes. OTI will maintain all insurance (at commercially reasonable levels), staff and licenses necessary for OTI to perform the Services. All Services will be performed in accordance with all applicable Laws. Unless the Parties otherwise agree in advance thereof, OTI shall not contract any third Person to perform Services on its behalf.

2.7 Reporting. OTI shall keep MSB reasonably informed on the progress of its performance of the Services.

2.8 Regulatory Matters. No more than once each calendar quarter, MSB and its authorized representative may inspect OTI’s facility and records relating to its performance of the Services during normal business hours on not less than five (5) Business Days’ notice. In the event OTI becomes aware that it is to be the subject of an inspection by, or otherwise receives any correspondence or inquiry from, the FDA or other regulatory agency in connection with the Services, OTI shall: (i) immediately notify MSB thereof; (ii) provide MSB the opportunity to be present during such inspection; (iii) send MSB a copy of any inspection reports or other correspondence resulting therefrom; and (iv) obtain MSB’s prior written consent before referring to MSB in any regulatory correspondence. With respect to each Party’s performance under this Agreement, OTI and MSB shall each comply with all applicable Laws, regulations and standards.

2.9 Relationship. In performing the Services hereunder, OTI and MSB acknowledge and agree that OTI and its representatives shall be considered independent contractors with respect to MSB and shall under no circumstances be deemed to be an employee or agent or fiduciary of MSB.

2.10 MSB Materials. OTI is authorized to have access to and make use of all data, information, reports, documents, materials provided by MSB in connection with, or made, conceived, reduced to practice, or learned by an employee or agent of OTI in, the performance of the Services (“MSB Materials”) solely as necessary and appropriate for its performance of the Services hereunder. Without limiting Section 5.2, MSB shall retain all rights in the MSB Materials.

3. COMPENSATION.

3.1 Fees. All fees charged by OTI to MSB for Services shall be in accordance with Attachment 2.

(a) Manufacturing Program Manager. Any Services provided by the Manufacturing Program Manager during the Initial Term in excess of the MPM Commitment will be billed at the hourly rates set forth in Attachment 2. If MSB elects to extend this Agreement beyond the Initial Term, as provided for in Section 4.1, then all Services provided by the Manufacturing Program Manager shall be provided at the hourly rate set forth in Attachment 2. The Manufacturing Program Manager shall get written (email) permission by MSB before working in excess of the MPM Commitment. Time spent by the Manufacturing Program Manager both (i) during the Initial Term in excess of the MPM Commitment and (ii) during the Extended Term, will be recorded on monthly timesheets and the monthly fees for such Services shall be determined in accordance with such timesheets, provided that in no case will time spent by OTI exceed amounts determined by MSB in requesting such Services without MSB’s prior written consent.

(b) Other OTI Personnel. During the Initial Term, time spent providing Services by OTI personnel, other than the Overall Program Manager and Manufacturing Program Manager (as provided for in Section 3.1(a)), will be billed at the hourly rates set forth on Attachment 2, will be recorded on monthly timesheets, and the monthly fees for such Services shall be determined in accordance with such timesheets; provided that when practical the Services will be performed by the Overall Program Manager or Manufacturing Program Manager. If MSB elects to extend this Agreement beyond the Initial Term, as provided for in Section 4.1, then all Services requested by MSB and provided by any OTI personnel shall be provided at the hourly rates set forth in Attachment 2.

3.2 Expenses.

(a) MSB shall reimburse OTI for any third party out-of-pocket costs or expenses actually incurred by OTI as a result of performing the Services, and for any direct out-of-pocket costs or expenses incurred by OTI at the request of MSB. OTI shall have no obligation to incur any such cost or expense unless MSB provides its prior written consent to such cost or expense, and MSB shall have no obligation to reimburse OTI for any such cost or expenses for which MSB did not provide its prior written consent.

(b) Assigned Contracts. For any third party out-of-pocket expenses incurred under any Assigned Contracts, MSB shall be responsible for such expenses incurred after the Closing Date, and OTI shall be responsible for such expenses incurred prior to the Closing Date. If OTI incurs any expenses under any Assigned Contract accrued after the Closing Date, OTI shall provide notice of any such expenses, and MSB shall reimburse such amounts. If MSB incurs any expenses under any Assigned Contract accrued prior to the Closing Date, MSB shall provide notice of such expenses, and OTI shall reimburse or credit any such expenses incurred by MSB.

3.3 Payment. All payments shall be made in U.S. dollars. OTI shall invoice MSB for Services rendered under this Agreement, and MSB shall pay invoiced amounts within thirty (30) days of the invoice date therefor.

4. TERM AND TERMINATION.

4.1 Term. The term of this Agreement (the “Term”) shall commence on the Effective Date and terminate on the nine (9) month anniversary of the Effective Date (the “Initial Term”). MSB may elect to extend the Term for one (1) additional three (3) month period by providing written notice of such extension to OTI not later than sixty (60) days prior to the end of the Initial Term (the “Extended Term”). Upon the later of expiration of the Initial Term or the Extended Term, this Agreement shall automatically terminate.

4.2 Termination by MSB. MSB may terminate this Agreement in its entirety or with respect to those Services overseen by the Overall Program Manager or the Manufacturing Program Manager upon thirty (30) days’ notice to OTI.

4.3 Survival. Section 4.3, Articles 1, 5, 6 and 7 shall survive termination or expiration of this Agreement. Termination or expiration of this Agreement shall not affect any other rights or obligations, including payment obligations, of either Party which may have accrued up to the effective date of such termination or expiration.

5. CONFIDENTIALITY: INTELLECTUAL PROPERTY.

5.1 Confidentiality. OTI shall and shall cause its Representatives to, hold in confidence all information (a) within the Acquired Assets that prior to the Closing OTI treated as confidential, (b) generated by OTI in the performance of the Services, or (c) provided by or on behalf of MSB to OTI or its Representative pursuant to Article 3 of the Purchase Agreement, and shall not use any such information except in connection with the performance of the Services hereunder and in exercise of its rights under or otherwise expressly provided in the Purchase Agreement; provided, however, that such obligation shall not apply to information that (i) is or becomes generally available to the public or otherwise part of the public domain other than through any act or omission of OTI in breach of this Agreement; (ii) becomes known to OTI from or through a third Person not under an obligation of non-disclosure to MSB or (iii) in the case of the information described in (c) only, was already known to OTI at the time of disclosure, other than under an obligation of confidentiality.

5.2 IP Assignment. Notwithstanding any provision to the contrary, OTI agrees to assign, and hereby assigns, to MSB, without royalty or further consideration to OTI, all right, title, and interest OTI may have, or may acquire, in and to all Inventions and all Intellectual Property rights associated with such Inventions including, but not limited to, patents and copyrights. For purposes of this Article 5, “Invention(s)” means any and all inventions, discoveries, original works of authorship, developments, improvements, formulas, techniques, concepts, ideas and MSB Materials

(whether or not patentable or registrable under copyright or similar statute) made, conceived, reduced to practice, or learned by an employee or agent of OTI in the performance of the Services. Upon MSB’s request from time to time, OTI shall provide any embodiments of the Inventions in its possession. OTI represents and warrants to MSB that each employee or agent of OTI that will perform the Services has executed and delivered an agreement with OTI relating to invention assignment and confidentiality that bind such employee or agent to obligations of assignment and confidentiality consistent with the terms and conditions of this Agreement, including the obligation to assign to OTI all right, title, and interest such employee or agent may have, or may acquire, in and to all Inventions and all intellectual property rights therein and thereto during the secondment of such employee or agent under this Agreement.

5.3 Further Assurances. OTI agrees to execute any documents as reasonably necessary or reasonably desirable for MSB to perfect its rights in the Inventions, to evidence more fully such transfer of ownership or the original ownership of all the Inventions, or to otherwise protect, defend or prosecute the intellectual property rights within such Inventions. If at any time MSB is unable, because of OTI’s dissolution or other unavailability, to secure OTI’s signature to apply for or to pursue any United States or foreign patent, copyright or trademark applications or registrations covering Inventions, or other documents or filings pertaining to any or all of the Inventions, OTI hereby irrevocably designates and appoints MSB and its duly authorized officers and agents as its agents and attorneys-in-fact, to act for and on its behalf and stead to execute and file any and all such applications, registrations, and other documents and to do all other lawfully permitted acts to further the prosecution and issuance thereon with the same legal force and effect as if executed by OTI.

6. DISCLAIMER; LIMITATION OF LIABILITY.

6.1 Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTIES OF ANY KIND EITHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT, OR VALIDITY OF ANY PATENTS ISSUED OR PENDING.

6.2 Limitation of Liability. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY LOST PROFITS, LOST SAVINGS, OR ANY OTHER INCIDENTAL, SPECIAL, EXEMPLARY, OR CONSEQUENTIAL DAMAGES, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT.

7. MISCELLANEOUS.

7.1 Governing Law. This Agreement will be governed by and be construed in accordance with the Laws of the State of New York, without regard however to the conflicts of laws principles thereof.

7.2 Assignment. This Agreement, or any rights or obligations hereunder, may not be assigned by either Party without the prior written consent of the other Party, except that either Party may assign this Agreement in connection with its assignment of the Purchase Agreement in accordance with the provisions of Section 9.6 thereof. Any attempted assignment of this Agreement not in compliance with this Section 7.2 shall be null and void. This Agreement shall inure to the benefit of and be binding upon each Party signatory hereto, its successors and permitted assigns.

7.3 Resolution of Conflicts; Arbitration.

(a) General. Any claim or dispute arising out of or related to this Agreement (including any arising out of or related to Section 2.2), or the interpretation, making, performance, breach or termination thereof, shall (except as specifically set forth in this Agreement) be finally settled by binding arbitration in New York, New York in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association and judgment upon the award rendered may be entered in any court having jurisdiction thereof. The arbitrator(s) shall have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding instituted to resolve a dispute.

(b) Selection of Arbitrators. Such arbitration shall be conducted by a single arbitrator chosen by mutual agreement of MSB and OTI. Alternatively, at the request of either Party before the commencement of arbitration, the arbitration shall be conducted by three independent arbitrators, none of whom shall have any competitive interests with MSB or OTI. MSB and OTI shall each select one arbitrator. The two arbitrators so selected shall select a third arbitrator.

(c) Discovery. The arbitrator or arbitrators, as the case may be, shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the Parties an opportunity, adequate in the sole judgment of the arbitrator or majority of the three arbitrators, as the case may be, to discover relevant information from the opposing Parties about the subject matter of the dispute. The arbitrator, or a majority of the three arbitrators, as the case may be, shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions for discovery abuses, including attorneys’ fees and costs, to the same extent as a competent court of law or equity, should the arbitrators or a majority of the three arbitrators, as the case may be, determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification.

(d) Decision. The decision of the arbitrator or a majority of the three arbitrators, as the case may be, as to any claim or dispute (including the validity and amount of any indemnification claim set forth in a Claim Notice) shall be final, binding, and conclusive upon the Parties to this Agreement. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator(s).

(e) Other Relief. The Parties may apply to a court of competent jurisdiction for a temporary restraining order, preliminary injunction or other interim or conservatory relief, as necessary, without breach of this arbitration provision and without abridgement of the powers of the arbitrator(s).

(f) Costs and Expenses. The Parties agree that each Party shall pay its own costs and expenses (including counsel fees) of any such arbitration, and each Party waives its right to seek an order compelling the other Party to pay its portion of its costs and expenses (including counsel fees) for any arbitration.

7.4 Notices. All notices and other communications hereunder will be in writing and will be deemed to have been duly given when delivered in person, by facsimile, receipt confirmed, or on the next Business Day when sent by overnight courier or on the third Business Day after being sent when sent by registered or certified mail (postage prepaid, return receipt requested) to the respective Party at the following addresses (or at such other address for a Party as will be specified by like notice):

If to OTI, to:

Osiris Therapeutics, Inc.

7015 Albert Einstein Avenue

Columbia, Maryland 21046

Attention: Chief Executive Officer

Telecopy: +(443) 283-4259

and an additional copy (which will not constitute notice to OTI) to:

McKenna Long & Aldridge LLP

303 Peachtree Street, Suite 5300

Atlanta, Georgia 30308

Attention: Michael Cochran

Telecopy: +(404) 527-4198

If to MSB to:

Mesoblast International Sàrl

Route de Pre-Bois 20

c/o Accounting & Management Service SA,

1217 Meyrin, Switzerland

and

Mesoblast Limited

Level 39, 55 Collins Street

Melbourne, Australia 3000

Attention: General Counsel

Telecopy: +61 3 9639 6030

and an additional copy (which will not constitute notice to MSB) to:

Wilson Sonsini Goodrich & Rosati, P.C.

650 Page Mill Road

Palo Alto, California 94304

Attention: Selwyn Goldberg

Telecopy: (650) 493-6811

7.5 Amendments.

(a) This Agreement may be amended, superseded, canceled, renewed, or extended, and the terms hereof may be waived, only by a written instrument signed by the Parties hereto or, in the case of a waiver, by the Party against whom the waiver is to be effective. Neither the failure nor any delay by any Party in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable Law (i) no claim or right arising out of this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Party, (ii) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given, and (iii) no notice to or demand on one Party will be deemed to be a waiver of any obligation of such Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

(b) A failure or omission of any Party to insist, in any instance, upon strict performance by another Party of any term or provision of this Agreement or to exercise any of its rights hereunder will not be deemed a modification of any term or provision hereof or a waiver or relinquishment of the future performance of any such term or provision by such Party, nor will such failure or omission constitute a waiver of the right of such Party to insist upon future performance by another Party of any such term or provision or any other term or provision of this Agreement.

7.6 Entire Agreement. This Agreement, together with all Attachments hereto or as referenced in the Purchase Agreement to which this Agreement is an Exhibit, and the documents, agreements, certificates and instruments referred to herein and therein, constitutes the entire agreement between the Parties and with respect to the subject matter hereof and supersedes all prior representations, warranties, agreements, and understandings, oral or written, with respect to such matters and other than any written agreement of the Parties that expressly provides that it is not superseded by this Agreement.

7.7 Invalidity. In the event that any provision of this Agreement is declared to be void or unenforceable, the remainder of this Agreement will not be affected thereby and will remain in full force and effect to the extent feasible in the absence of the void and unenforceable declaration. The Parties furthermore agree to execute and deliver such amendatory contractual provisions to accomplish lawfully as nearly as possible the goals and purposes of the provision so held to be void or unenforceable.

7.8 Counterparts. This Agreement may be executed in multiple counterparts, each in hardcopy and each of which will be deemed an original but all of which together will constitute one and the same instrument.

7.9 Incorporation by Reference. The attachments attached hereto constitute integral parts of this Agreement and are hereby incorporated by reference herein.

7.10 Time of the Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

7.11 No Third Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of the Parties hereto and their respective successors and permitted assigns, and it is not the intention of the Parties hereto to confer third Person beneficiary rights upon any other Person.

7.12 Normal Business Hours. As used in this Agreement, “normal business hours” means normal business hours, local time.

7.13 Expenses. Except as otherwise expressly provided in this Agreement, each Party hereto will pay its own costs and expenses incurred in connection with the negotiation, execution and closing of this Agreement, the Purchase Agreement and any Related Agreement (as defined in the Purchase Agreement).

[The remainder of this page left blank intentionally; signature page follows behind.]

Transition Services Agreement Signature Page

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement on the Effective Date.

OTI:

OSIRIS THERAPEUTICS, INC.

By:
Print Name:
Title:

MSB:

Executed by MESOBLAST
INTERNATIONAL SARL

Signature of director	Signature of director

Name (please print)	Name (please print)

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement on the Effective Date.

OTI:

OSIRIS THERAPEUTICS, INC.

By:
Print Name:
Title:

MSB:

Executed by MESOBLAST

INTERNATIONAL SARL

Attachment 1 – Scope of Transition Services

Attachment 2 - Fee Schedule

Attachment 3 - Initial Appointees

Primary Contact

OTI: Farrell Newman

MSB: Sue MacLeman

Overall Program Manager: Farrell Newman

Manufacturing Program Manager: Sherry Elchin